UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under 14a-12

BEAZER HOMES USA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:

Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. will be held at 8:30 a.m. on Tuesday, February 7, 2012 at our principal executive office at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. At this meeting, stockholders will vote on:

1)	The election of the seven nominees to our Board of Directors named in the accompanying Proxy Statement;

2)	The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2012;

3)	A non-binding advisory vote regarding the compensation paid to the Company’s named executive officers, commonly referred to as a “Say on Pay” proposal; and

4)	Any other such business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on December 7, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A copy of our annual report to stockholders is being mailed to you together with this notice.

We encourage you to take part in our affairs by voting either in person by written ballot at the meeting or by telephone, Internet or written proxy.

By Order of the Board of Directors,

BRIAN C. BEAZER
Non-Executive Chairman of the Board of Directors

Dated: December 22, 2011

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. YOU MAY ALSO VOTE BY INTERNET OR TELEPHONE BY FOLLOWING INSTRUCTIONS ON THE ENCLOSED PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 7, 2012.

Our Proxy Statement for the 2012 annual meeting of stockholders and our annual report to stockholders for the fiscal year ended September 30, 2011 are available at www.proxyvote.com.

You will need the 12-digit Control Number included on your proxy card or voting instruction form to access these materials.

HOW TO VOTE

You can vote your shares in person by attending the meeting or by completing and returning a proxy by mail or by using the telephone or the Internet. Please refer to the proxy card or voting instruction form included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card. Please see page 1 of the accompanying Proxy Statement for more information.

ANNUAL MEETING ADMISSION

Please note that attendance at the meeting is limited to our stockholders or their named representatives. Proof of ownership of our common stock as of the record date and photo identification will be required for admittance to the annual meeting. If you are a registered stockholder, the top portion of your proxy card may serve as proof of ownership. If you are attending on behalf of an entity that is a stockholder, evidence of your employment or association with that entity also will be required.

To obtain directions to attend the annual meeting, please contact our Investor Relations Department at (770) 829-3700.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Instead of receiving copies of our Proxy Statement in the mail, stockholders may elect to receive only an email with a link to future proxy statements, proxy cards and annual reports on the Internet. Receiving your proxy materials online saves us the cost of producing and mailing documents to you and significantly reduces the environmental impact. Stockholders may enroll to receive proxy materials online as follows:

Stockholders of Record. If you are a registered stockholder, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

401(k) Plan Participants. If you are a participant in our 401(k) plan, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

HOUSEHOLDING

As permitted by the Securities and Exchange Commission, only one copy of this Proxy Statement and our Annual Report may be delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of our Proxy Statement or Annual Report. We will promptly deliver, upon oral or written request, a separate copy of the Annual Report or Proxy Statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of our Proxy Statement or Annual Report may contact us to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact us to request that only a single copy of the proxy statement and annual report be mailed in the future. Requests should be directed to our Investor Relations Department by phone at (770) 829-3700 or by mail to Beazer Homes USA, Inc., Attention: Investor Relations, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.

i

BEAZER HOMES USA, INC.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

PROXY STATEMENT

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), for use at our annual meeting of stockholders to be held on February 7, 2012 and at any adjournments or postponements thereof. Stockholders of record at the close of business on December 7, 2011 are entitled to notice of and to vote at the annual meeting. On December 12, 2011, we had 76,407,279 outstanding shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, commencing on or about December 22, 2011, together with our Annual Report to stockholders (which includes our Annual Report on Form 10-K for our fiscal year ended September 30, 2011).

Voting Instructions

General

Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the completed proxy will be voted:

1. FOR the election of the seven nominees to our Board of Directors named in this Proxy Statement;

2. FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012;

3. FOR the approval of the compensation paid to our named executive officers (the “Say on Pay” proposal); and

4. In accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the annual meeting.

We have not received notice of any matters to be brought before the meeting other than as specified in the attached notice of meeting.

If you are a stockholder of record as of the close of business on December 7, 2011, you can give a proxy to be voted at the meeting either:

1. By mailing in the enclosed proxy card;

2. By written ballot at the meeting;

3. Over the telephone by calling a toll-free number; or

4. By using the Internet.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.

Signature Requirements

If shares are registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as a trustee, guardian, executor, administrator, under a power of attorney or in any other representative capacity, the signer’s full title should be given.

Revocation

A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to our Secretary (Kenneth F. Khoury) at our principal executive office or to the official tabulator (Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717) (“Broadridge”), either a written revocation or a proxy bearing a later date, prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote in person the shares represented by such proxy. In addition, a stockholder may revoke a proxy by submitting a subsequent proxy by Internet or telephone by following the instructions on the enclosed proxy.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required to constitute a quorum. Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum. Holders of common stock will be entitled to one vote for each share they hold.

Broker Non-Votes

If a broker does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Please note that the rules of the New York Stock Exchange (the “NYSE”) that guide how brokers vote your stock have changed in recent years. As a result, if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors. In addition and as further described below, without instructions from you, your broker will not be able to vote your shares with respect to Proposal 3 (the advisory “Say on Pay” proposal).

Accordingly, if your shares are held in street name, we strongly encourage you to provide your broker with voting instructions and exercise your right to vote for these important proposals.

Vote Requirements

Proposal	Vote Required	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors (Proposal 1)	Votes cast FOR exceed votes cast AGAINST	FOR, AGAINST or ABSTAIN	No effect — not treated as a “vote cast”	No	No effect

Ratification of Auditor Appointment (Proposal 2)	Majority of shares present or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Advisory Vote on Executive Compensation (Say on Pay) (Proposal 3)	Majority of shares present or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted on.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, our officers and other employees may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. In addition, we have engaged Georgeson, Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $30,000 plus costs and expenses incurred by Georgeson, Inc. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

During fiscal year 2011, our Board of Directors had four standing committees: the Audit Committee, the Nominating/Corporate Governance Committee, the Compensation Committee and the Finance Committee. Directors are encouraged to attend the annual meeting of stockholders, but are not required to do so. At the last annual meeting of stockholders, held on February 2, 2011, five of our seven Directors were in attendance. In fiscal year 2011, each director attended 75% or more of the aggregate of all meetings of the Board of Directors and each committee on which he or she served, with the exception of Mr. Leemputte who attended 71% of such meetings.

Our Board of Directors held twelve meetings during fiscal year 2011. The following table shows the current membership of each committee and the number of meetings held by each committee during fiscal year 2011:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Finance Committee
Laurent Alpert	X		Chair
Brian C. Beazer				X
Peter G. Leemputte	X*			X
Norma A. Provencio	Chair*	X
Larry T. Solari	X**	Chair	X
Stephen P. Zelnak, Jr.		X	X	Chair
Number of Fiscal Year 2011 Meetings	5	10	4	4
*	Audit Committee Financial Expert as defined by Securities and Exchange Commission regulations.

**	Mr. Solari served on the Audit Committee until February 2011.

Committee Responsibilities

•

Audit Committee — Our Audit Committee provides assistance to our Board of Directors in fulfilling its responsibilities related to corporate accounting, auditing and public reporting practices of the Company, the quality and integrity of our financial reports, and our internal controls regarding finance, accounting and financial reporting, legal compliance, risk management and ethics established by management and our Board of Directors. In fulfilling these functions, our Audit Committee reviews and makes recommendations to our Board of Directors with respect to certain financial and accounting matters. Our Audit Committee also engages and sets compensation for our independent auditors. Our Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”).

•

Compensation Committee — Our Compensation Committee discharges our Board of Directors’ responsibilities relating to the compensation of our executives and directors. More specifically, this Committee establishes and administers cash-based and equity-based compensation programs for directors and executive management, which includes our named executive officers. This Committee also reviews and recommends to our Board of Directors the inclusion of the Compensation Discussion and Analysis that begins on page 18 of this Proxy Statement.

•

Nominating/Corporate Governance Committee — Our Nominating/Corporate Governance Committee makes recommendations concerning the appropriate size and needs of our Board of Directors, including the annual nomination of directors and review of nominees for new directors. Our Nominating/Corporate Governance Committee also reviews and makes recommendations concerning corporate governance and other policies related to our Board of Directors as well as evaluating the performance of our Board of Directors and its committees.

•

Finance Committee — Our Finance Committee provides assistance to our Board of Directors by reviewing and recommending to the Board of Directors matters concerning corporate finance, including, without limitation, equity and debt financings, acquisitions and divestitures, share repurchases and dividend policy. The Board of Directors has also delegated certain limited authority with respect to these matters to this Committee.

Committee Charters

Our Board of Directors has adopted charters for our Audit, Compensation and Nominating/Corporate Governance Committees designed to comply with the requirements of the listing standards of the New York Stock Exchange (“NYSE”) relating to corporate governance matters (the “NYSE Standards”) and applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules of the Securities and Exchange Commission (the “SEC”). The current version of each of these charters, as well as the charter for our Finance Committee, has been posted and is available for public viewing in the Investors section of the our web site at www.beazer.com. In addition, committee charters are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.

Board Leadership Structure

Our Board of Directors believes that separate individuals should hold the positions of Chairman of the Board and Chief Executive Officer. Since the initial public offering of our common stock in 1994 (the “IPO”), our Board of Directors has been led by our Non-Executive Chairman, while management of the Company has been led by our President and Chief Executive Officer. We believe this structure provides for more direct independent oversight of management and more clearly delineates the respective roles of the Board of Directors at the strategic level, and of management at the operational level.

In addition, as described under “— Board Corporate Governance Practices — Director Independence” below, while our Board of Directors believes that our Non-Executive Chairman, Brian C. Beazer, would be deemed to be independent under applicable regulatory standards, in 2006 the Board of Directors determined that it would be an additional governance best practice to establish a lead independent director position, currently held by Laurent Alpert. Among other functions, our lead independent director chairs the executive sessions of the independent director. Our Nominating/Corporate Governance Committee nominates our lead independent director for election by the independent directors.

Board Corporate Governance Practices

Our Board of Directors has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act, rules and regulations of the SEC interpreting and implementing the Sarbanes-Oxley Act and the NYSE Standards, as well as other measures that our Board of Directors believes are corporate governance best practices.

The measures adopted by our Board of Directors that we believe are most significant are listed below. This list includes the addition of stock ownership and holding requirements as well as a compensation clawback policy, all adopted since our last annual meeting.

Majority Vote Standard and Director Resignation Policy

Our by-laws and Corporate Governance Guidelines provide a majority voting standard for the election of directors in uncontested elections. Director nominees will be elected if the votes cast for such nominee exceed the number of votes cast against such nominee. In the event that (i) a stockholder proposes a nominee to compete with nominees selected by our Board of Directors, and the stockholder does not withdraw the nomination prior to our mailing the notice of the stockholders meeting, or (ii) one or more directors are nominated by a stockholder pursuant to a solicitation of written consents, then directors will be elected by a plurality vote.

Our Corporate Governance Guidelines provide that our Board of Directors will only nominate candidates who tender their irrevocable resignations, which are effective only upon (i) the candidate not receiving the required vote at the next annual meeting at which they face re-election and (ii) our Board of Directors accepting the candidate’s resignation. In the event that any director does not receive a majority vote, then our Corporate Governance Guidelines provide that our Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation to our Board of Directors. In deciding whether to accept a director’s resignation, our Board of Directors and our Nominating/Corporate Governance Committee may consider any factors that they deem relevant. Our Corporate Governance

Guidelines also provide that our Board of Directors expects that the director whose resignation is under consideration will abstain from the deliberation process. All candidates standing for re-election at this annual meeting have tendered such irrevocable resignations.

Matters Relating to Risk Management

Board and Committee Oversight of Risk

Effective risk oversight is a priority of our Board of Directors. Both the full Board of Directors and its committees oversee the various risks we face. Management is responsible for the day-to-day management of our risks and provides periodic reports to the Board of Directors and its committees relating to those risks and risk-mitigation efforts. All committees report on the risk categories they oversee to the full Board of Directors on a regular basis.

The Board of Directors has delegated primary responsibility for overseeing our risk management process to the Audit Committee. The Audit Committee oversees our risk identification and mitigation processes and specifically oversees management of our financial, legal, fraud and regulatory risks. This includes regular evaluation of risks related to the Company’s financial statements, including internal controls over financial reporting. Members of our management, including our Chief Financial Officer, General Counsel, Compliance Officer and Director of Internal Audit, report to the Audit Committee on a quarterly basis regarding the on-going risk management process activities. The Audit Committee also oversees the internal audit function and independent auditors and meets separately on a quarterly basis with the Compliance Officer, Director of Internal Audit and representatives of our independent auditing firm as part of this oversight responsibility.

The Compensation Committee oversees our risks related to compensation programs and philosophy. The Compensation Committee ensures that our compensation programs, including those applicable to our executives, do not encourage excessive risk taking. The Compensation Committee works periodically with compensation consultants to ensure that our executive compensation plans are appropriately balanced and incentivize management to act in the best interest of our stakeholders.

The Finance Committee oversees our risks relating to liquidity, our capital structure, investments as well as land acquisition and development. The Finance Committee, as well as the Board of Directors as a whole, reviews our long-term strategic plans, annual budget, capital commitments, cash needs and funding plans. As with other risks, management is responsible for the day-to-day management of the risks relating to liquidity, investments as well as land acquisition and development, while our Board of Directors takes an oversight role with respect those risks.

The Nominating/Corporate Governance Committee oversees our board and committee composition as well as risks relating to governance matters. The Nominating/Corporate Governance Committee oversees our compliance and ethics program, including implementation of revisions to our Code of Business Conduct and Ethics, and compliance by directors and management with the corporate governance and ethics standards of the Company.

Impact of Compensation Philosophy and Objectives on Risk

We have reviewed the compensation policies and practices for our employees and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on us.

We have previously analyzed the compensation plans of employees in positions that could be considered to have the potential to create such risks, including our executive and senior corporate officers, senior management in our divisions and regional accounting centers, and our divisional sales management and sales force. We then reviewed the compensation plans of these groups against risk factors established by widely recognized sources. As described in more detail below under “Compensation Discussion and Analysis”, for fiscal year 2011 and to an even greater extent for fiscal year 2012, we restructured certain long-term compensation programs for our named executive officers, such that a greater portion of long-term compensation is linked to our long-term relative and absolute performance. This model of linking long-term compensation to our performance applies not only to our named executive officers, but has also been applied to senior corporate officers as well as senior management in our divisions and regional accounting centers. We believe that our compensation plans reflect sound risk management practices and do not encourage excessive or inappropriate risk taking.

Director Independence

Listing standards relating to corporate governance promulgated by the NYSE require that our Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act and rules of the SEC require that the Audit Committee be comprised solely of independent directors. The NYSE Standards further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. Our Board of Directors has determined that Laurent Alpert, Peter G. Leemputte, Norma A. Provencio, Larry T. Solari and Stephen P. Zelnak had no material relationship with the Company other than their relationship as members of our Board of Directors and were independent within the meaning of the Sarbanes-Oxley Act and the NYSE Standards (the “Independence Standards”). While the Board of Directors believes that Mr. Beazer would be deemed to be independent under the Independence Standards, in light of his role as Chairman of the Board since the IPO and his relationship with the Company prior to the IPO, the Board of Directors has elected to treat him as not independent for these purposes.

In making these determinations, our Nominating/Corporate Governance Committee, with assistance from our General Counsel, evaluated responses to an independence and qualification questionnaire completed annually by each director and follow-up inquiries made to certain directors. In the case of Mr. Solari, the responses to the questionnaire indicated that we have purchased an immaterial amount of goods from companies of which Mr. Solari is a director. Our Board of Directors affirmatively determined that the relationship was not material either to us or to these companies. Based on the foregoing, our Board of Directors had a majority of independent directors and each of the Audit, Nominating/Corporate Governance and Compensation committees of our Board of Directors during fiscal year 2011 were comprised entirely of independent directors. It is expected that the majority of directors and all members of such committees in fiscal year 2012 will be independent as well. Accordingly, during fiscal year 2011, we were in compliance with the requirements of the NYSE and the SEC for director independence, and we will continue to be in compliance during fiscal year 2012.

Executive Sessions of Non-Management Directors

In accordance with the NYSE Standards, our Board of Directors typically holds an executive session of non-management directors as a part of every regularly scheduled meeting of our Board of Directors. These executive sessions are chaired by Mr. Beazer as Non-Executive Chairman of our Board of Directors. In addition, our Board of Directors holds at least one meeting annually at which the independent directors meet alone, chaired by our lead independent director, Mr. Alpert. These provisions are included in our Corporate Governance Guidelines adopted by our Board of Directors. It is the expectation of both our Nominating/Corporate Governance Committee and our independent directors that the position of lead independent director will rotate among the independent directors, as appropriate.

Communications with Board Members

Security holders and interested parties wishing to communicate directly with our Non-Executive Chairman or our non-management directors as a group may do so by directing their communications to the ethics hotline and specifically asking the operator to direct their concerns to our Non-Executive Chairman or non-management directors, as desired.

Ethics Hotline

We maintain an ethics hotline which interested parties may contact by calling 1-866-457-9346 and report any concerns to a representative of Global Compliance, a third party service provider that administers our ethics hotline. Alternatively, interested parties can report any such concern via an on-line form by visiting the following web site: www.integrity-helpline.com/Beazer.jsp. The link provides an on-line form that, upon completion, will be submitted directly to Global Compliance. Interested parties may report their concerns anonymously, should they wish to do so. All concerns, whether reported through the toll-free number or the on-line form, will be directed to certain of our officers, including our Compliance Officer, and will be reviewed and investigated as appropriate. Where warranted after investigation, messages will be summarized and referred to the Audit Committee of our Board of Directors for appropriate action.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Upon the advice and recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines address an array of governance issues and principles including director qualifications and responsibilities, access to management personnel and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluations of our Board of Directors and meetings of independent directors.

We maintain a Code of Business Conduct and Ethics applicable to all directors, officers and employees that complies with the NYSE Standards. Our employees are also subject to additional specific policies, guidelines and Company rules adopted from time to time governing particular types of conduct or situations. Such additional policies, guidelines or rules are supplemental to our posted Code of Business Conduct and Ethics, and in the case of any inconsistency between the two, employees are expected to comply with the Code of Business Conduct and Ethics.

The most recent version of our Corporate Governance Guidelines and of our Code of Business Conduct and Ethics is posted and available for public viewing in the Investors section of our web site at www.beazer.com. In addition, they are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.

Stock Ownership and Holding Requirements

In November 2011, our Compensation Committee reinstituted a named executive officer and outside director stock ownership policy to more closely align the interests of our named executive officers and directors with those of our stockholders. The stock ownership policy requires each named executive officer to own the lesser of either a multiple of base salary (or, for directors, annual retainer) or a fixed number of shares (set at policy adoption). Named executive officers and directors have five years from adoption of the policy to comply with the ownership requirements. In connection with the adoption of a stock ownership policy, our Compensation Committee also adopted a stock holding period that requires named executive officers and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock or exercised stock options until their required respective stock ownership levels are achieved. Once an individual achieves the stock ownership requirement, the holding period will no longer apply. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Stock Ownership and Holding Requirements”.

Compensation Clawback Policy

We have recently adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual’s misconduct causes the Company to have to issue a restatement of its financials, to the extent that individual’s incentive compensation was based on the misstated financials. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Compensation Clawback Policy”.

Procedures Regarding Director Candidates Recommended by Stockholders

Our Nominating/Corporate Governance Committee will consider candidates recommended to our Board of Directors by our stockholders. Stockholder recommendations must be addressed to: Beazer Homes USA, Inc., Attention: Chair, Nominating/Corporate Governance Committee, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. If the Nominating/Corporate Governance Committee determines to nominate a stockholder-recommended candidate, then that nominee’s name will be included in the proxy statement for the next annual meeting. Our stockholders also have the right under our by-laws to directly nominate director candidates at an annual meeting by following the procedures outlined in our by-laws.

Pursuant to our Corporate Governance Guidelines, our Nominating/Corporate Governance Committee is directed to work with our Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience for each committee member and for our Board of Directors. In evaluating these issues, our Nominating/Corporate Governance Committee takes into account many factors, including the individual director’s general understanding of marketing, finance and other elements relevant to the success of a large publicly traded company in today’s business environment, understanding of our business on an operational level, education or professional background and willingness to devote time to Board of Director duties. While the Board of Directors does not have a specific diversity policy, it considers diversity of race, ethnicity, gender, age and professional accomplishments in evaluating director candidates. Each individual is evaluated in the context of our Board of Directors as a whole, with the objective of recommending a group of nominees that can best promote the success of the business and represent stockholder interests through the exercise of sound judgment based on diversity of experience and background.

If a director candidate were to be recommended by a stockholder, our Nominating/Corporate Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Nominating/Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal year 2011 were Ms. Provencio and Messrs. Solari and Zelnak. None of the members of our Compensation Committee has ever been an officer or employee of the Company or any of our subsidiaries. None of the members of our Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons”. During fiscal year 2011, none of our executive officers served as a director or member of the compensation committee (or other committee of the Board of Directors performing equivalent functions) of another entity or an executive officer of which served on our Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than ten percent of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. These parties are required to furnish us with copies of the reports they file. Based solely on a review of the copies of the Section 16(a) reports and amendments thereto received by us and on written representations that no other reports were required, we believe that all reports required pursuant to Section 16(a) for fiscal year 2011 were timely filed by our executive officers and directors.

Executive Officers

Set forth below is information as of December 12, 2011 regarding our executive officers who are not serving or nominated as directors:

KENNETH F. KHOURY. Mr. Khoury, 60, joined the Company in January 2009 as Executive Vice President and General Counsel. In June 2011, Mr. Khoury was also named Chief Administrative Officer. Mr. Khoury was previously Executive Vice President and General Counsel of Delta Air Lines from September 2006 to November 2008. Practicing law for over 30 years, Mr. Khoury’s career has included both private practice and extensive in-house counsel experience. Prior to Delta Air Lines, Mr. Khoury was Senior Vice President and General Counsel of Weyerhaeuser Corporation and spent 15 years with Georgia-Pacific Corporation, where he served most recently as Vice President and Deputy General Counsel. He also spent five years at the law firm White & Case in New York. He received a Bachelor of Arts degree from Rutgers College and a Juris Doctor from Fordham University School of Law.

ROBERT L. SALOMON. Mr. Salomon, 51, our Executive Vice President and Chief Financial Officer, initially joined the Company in February 2008 as Senior Vice President, Chief Accounting Officer and Controller. Mr. Salomon was previously with the homebuilding company Ashton Woods Homes where he served as Chief Financial Officer and Treasurer since 1998. Previously, he held various financial management roles of increasing responsibility over a six year period with homebuilder M.D.C. Holdings, Inc. A Certified Public Accountant, Mr. Salomon has 27 years of financial management experience, 19 of which have been in the homebuilding industry. Mr. Salomon is a member of the American Institute of Certified Public Accountants and a graduate of the University of Iowa with a Bachelor of Business Administration.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Each of the nominees listed below has been nominated as a director for the fiscal year ending September 30, 2012 and until his or her respective successor has been qualified and elected. Each of the following nominees is presently serving as a director. Our Board of Directors periodically evaluates the appropriate size for our Board of Directors and will set the number of directors in accordance with our by-laws and based on recommendations of the Nominating/Corporate Governance Committee of our Board of Directors.

In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be recommended by the Nominating/Corporate Governance Committee and subsequently nominated by our Board of Directors. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Vote Required

Each director will be elected if the votes cast for such director exceed the votes cast against such director.

Recommendation

We recommend a vote FOR the election of each of the following nominees.

Nominees

The biographical information appearing below with respect to each nominee has been furnished to us by the nominee:

LAURENT ALPERT. Mr. Alpert, 65, has served as a director of the Company since February 2002 and has been our lead independent director since February 3, 2011. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary, Gottlieb in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also a member of the Board of Directors of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees, and Co-Chair of its Nominating and Governance Committee.

Mr. Alpert brings to the Board of Directors nearly 40 years of experience practicing law with one of the world’s pre-eminent law firms and almost ten years experience on our Board of Directors. He has substantial experience representing companies in a broad range of industries. In light of the regulatory environment in which the Company operates and the continued emphasis on corporate governance, ethics and compliance for public companies, Mr. Alpert’s experience, training and judgment are deemed to be of significant benefit to the Company.

BRIAN C. BEAZER. Mr. Beazer, 76, is our Non-Executive Chairman and has served in that role and as a director of the Company since its IPO in 1994. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company, and then was Chairman and Chief Executive Officer of that company from 1983 to the date of its acquisition by Hanson PLC in 1991. During that time, Beazer PLC expanded its activities internationally to include homebuilding, quarrying, contracting and real estate and became an international group with annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a director of Beazer Japan, Ltd., Aeromet Inc., Seal Mint, Ltd., and Numerex Corp. and is a private investor.

Mr. Beazer has been in the homebuilding and construction industry worldwide for over 50 years. His experience and vision have been driving forces at the Company since prior to its IPO. His extraordinary experience and stature as a highly respected international businessman provide the Company with unique insight into national and international economic policy that impact the homebuilding industry, as well as an in-depth understanding of the domestic homebuilding industry.

PETER G. LEEMPUTTE. Mr. Leemputte, 54, has been a director of the Company since August 2005. Mr. Leemputte joined Mead Johnson Nutrition Company, a global leader in infant and children’s nutrition as Senior Vice President and Chief Financial Officer in September 2008. Previously, Mr. Leemputte was Senior Vice President and Chief Financial Officer for Brunswick Corporation, a global manufacturer and marketer of recreation products. He joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte held various management positions at Chicago Title Corporation, Mercer Management Consulting, Armco Inc., FMC Corporation and BP. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance and Marketing from the University of Chicago Booth School of Business. Mr. Leemputte currently serves as the Co-Chairman of Washington University’s School of Engineering Scholarship Initiative.

Mr. Leemputte’s experience, particularly his increasingly important financial responsibilities for several of the nation’s leading corporations, provides significant financial and accounting expertise that has been invaluable to the Company in many respects, including compliance with our obligations under various regulatory requirements for financial expertise on the Board of Directors and Audit Committee.

ALLAN P. MERRILL. Mr. Merrill, 45, joined the Company in May 2007 as Executive Vice President and Chief Financial Officer, and currently serves as our President and Chief Executive Officer. Mr. Merrill was previously with Move, Inc. where he served as Executive Vice President of Corporate Development and Strategy beginning in October 2001. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, a division of Move, Inc. Mr. Merrill joined Move, Inc. following a 13-year tenure with the investment banking firm UBS (and its predecessor Dillon, Read & Co.), where he was a managing director and served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill is a member of the Executive Committee of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the Homebuilding Community Foundation. He is a graduate of the University of Pennsylvania, Wharton School with a Bachelor of Science degree in Economics.

We believe Mr. Merrill’s experience in and knowledge of the homebuilding sector, gained primarily through finance, capital markets and strategic development roles over the last 20 years, is particularly valuable to the Company as it positions itself to return to profitability in a very difficult economic environment.

NORMA A. PROVENCIO. Ms. Provencio, 54, has been a director of the Company since November 2009. Ms. Provencio is President and owner of Provencio Advisory Services Inc., a healthcare financial and operational consulting firm. Prior to forming Provencio Advisory Services in October 2003, she was the Partner-in-Charge of KPMG’s Pacific Southwest Healthcare Practice since May 2002. From 1979 to 2002, she was with Arthur Andersen, serving as that firm’s Partner-in-Charge of the Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest from November 1995 to May 2002. Ms. Provencio is currently a member of the Board of Directors of Valeant Pharmaceutical International. She received her Bachelor of Science in Accounting from Loyola Marymount University. She is a Certified Public Accountant and also a member of the Board of Regents of Loyola Marymount University.

Ms. Provencio has over 30 years experience in the public accounting field. We believe her in-depth understanding of accounting rules and financial reporting regulations to be extremely valuable to the Company’s commitment and efforts to comply with regulatory requirements, including those related to Audit Committee functions.

LARRY T. SOLARI. Mr. Solari, 69, has served as a director of the Company since the IPO. He is a partner in Kenner & Company, Inc., a private equity investment firm in New York, a position he has held since 2002. Mr. Solari is the past Chairman and Chief Executive Officer of BSI Holdings, Inc., a position he held from 1998 to 2001. Prior to starting BSI, Mr. Solari was the Chairman and Chief Executive Officer of Sequentia, Inc. and President of the Building Materials Group of Domtar, Inc. Mr. Solari was President of the Construction Products Group of Owens-Corning from 1986 to 1994 and held various other positions with Owens-Corning since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University’s Management Program. Mr. Solari is a director of Pacific Coast Building Products, Inc., Atrium Companies, Inc., TruStile Doors, LLC, Performance Contracting Group, Inc., Pace Industries, Cascade Windows and Dynacast International Inc. Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and the National Home Builders Advisory Board.

Mr. Solari provides over 40 years experience in a wide range of industries directly related to the homebuilding industry and over 15 years as a member of the Board of Directors. In addition, he has served on several industry-wide organizations. His experience and knowledge of our industry provides valuable insight into several vendor markets that are important to the Company and integral to our operations.

STEPHEN P. ZELNAK, JR. Mr. Zelnak, 66, has served as a director of the Company since February 2003. He is currently non-executive Chairman of Martin Marietta Materials, Inc., a producer of aggregates for the construction industry where he has also served as Chief Executive Officer from 1993 through 2009 and Chairman of the Board of Directors since 1997. Mr. Zelnak joined Martin Marietta Corporation in 1981 where he served as the President of Martin Marietta’s Materials Group and of Martin Marietta’s Aggregates Division. Mr. Zelnak also serves as Chairman of ZP Enterprises, LLC where he is the majority owner of several precision machining and specialty coatings companies in the Southeast. Mr. Zelnak received a Bachelor’s degree from Georgia Institute of Technology and Masters degrees in Administrative Science and Business Administration from the University of Alabama System. He has served as Chairman of the North Carolina Chamber and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

Mr. Zelnak brings over 30 years experience as a senior executive in the building materials industry, as well as an educational background that includes business administration, organizational behavior and finance. He has provided outstanding leadership as Chairman of the Finance Committee as the Company has completed a major restructuring of its capital structure through the extremely challenging conditions of the last several years.

DIRECTOR COMPENSATION

The following table sets forth the compensation of each non-employee director in fiscal year 2011. As discussed further in footnote 3 to the table, we believe it is important to note that the compensation information relating to stock and option awards appearing in the table below is calculated according to SEC rules and does not represent current values which may be substantially lower due to declines in the value of our common stock.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Option Awards ($) (3)(5)	Total ($)
Laurent Alpert	$87,250	$21,285	$9,495	$118,030
Brian C. Beazer	$225,000	$70,042	$31,245	$326,287
Peter G. Leemputte	$57,500	$21,285	$9,495	$88,280
Norma A. Provencio	$95,000	$21,285	$9,495	$125,780
Larry T. Solari	$107,250	$21,285	$9,495	$138,030
Stephen P. Zelnak, Jr.	$99,250	$21,285	$9,495	$130,030

(1)	Mr. Merrill is a member of our Board of Directors, as well as our President and Chief Executive Officer. His compensation is disclosed in the tables included under “Executive Compensation”. Since Mr. Merrill does not receive compensation separately for his duties as a director, he is not included in the Director Compensation table.

(2)	For Mr. Beazer, amount includes annual retainer fee only. For other directors, amounts include an annual retainer fee, paid quarterly, of $50,000 (beginning January 2011, and $35,000 annually prior to January 2011), $1,500 fee per meeting attended, and $5,000 chair fee for Ms. Provencio and Messrs. Alpert, Leemputte, Solari and Zelnak.

(3)	Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the non-employee directors. Further information regarding the valuation of stock and option awards can be found in Notes 1 and 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2011. In fiscal year 2011, Ms. Provencio and Messrs. Alpert, Leemputte, Solari and Zelnak were each granted 4,500 shares of restricted stock and 4,500 stock options, and Mr. Beazer was granted 14,808 shares of restricted stock and 14,808 stock options.

(4)	Our non-employee directors held the following amounts of restricted stock or restricted stock units (“RSUs”) at September 30, 2011: Mr. Alpert — 15,000; Mr. Beazer — 42,528; Mr. Leemputte — 15,000; Ms. Provencio — 14,000; Mr. Solari — 15,000 and Mr. Zelnak — 17,576. See “Security Ownership — Executive Officer and Director Beneficial Ownership” for complete beneficial ownership information of our common stock for each of our directors.

(5)	Our non-employee directors held the following amounts of stock options and stock-settled stock appreciation rights (“SSARs”) at September 30, 2011: Mr. Alpert — 33,000; Mr. Beazer — 51,974; Mr. Leemputte — 15,000; Ms. Provencio — 14,000; Mr. Solari — 21,000 and Mr. Zelnak — 45,000. See “Security Ownership — Executive Officer and Director Beneficial Ownership” below for complete beneficial ownership information of our common stock for each of our directors.

Narrative Disclosure to Director Compensation Table

Non-Employee Directors (excluding Brian C. Beazer)

Effective January 2011, non-employee directors receive an annual retainer of $50,000 for services as members of our Board of Directors. In addition, directors receive $1,500 for each meeting or teleconference of our Board of Directors or any of its committees attended as well as for attendance at the annual meeting of stockholders and separate meetings of the independent directors. In addition, all committee chairs receive an annual fee of $5,000 relating to their role as chair. Committee chairs, in addition to the payments described above, may also receive additional payments for meetings with the Non-Executive Chairman or other work in furtherance of their duties as chair as approved from time to time by the Non-Executive Chairman.

Directors are eligible to receive grants of stock options, SSARs and time-based restricted shares under the Company’s 2010 Equity Incentive Plan, at the discretion of our Compensation Committee.

Our Compensation Committee’s rationale for equity grants to directors is similar to that for our named executive officers, namely, to align their interests with those of stockholders. The amount of the director grant is determined in consultation with our Compensation Committee’s retained compensation consultants. Grants of stock options and SSARs prior to August 2009 fully vest after three years and expire seven years after grant, and shares of time-based restricted stock granted prior to August 2009 are restricted for five years from grant. In June 2008, in order to compete more effectively with industry peers in terms of equity vesting and to strengthen the retention impact of equity awards, our Compensation Committee determined that until circumstances warranted a change grants of stock options or SSARs would vest ratably over a three year period and that future grants of time-based restricted stock will vest three years from the date of grant. For fiscal year 2011, our Compensation Committee approved director equity grants as noted in footnote 3 to the Director Compensation Table above.

All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of our Board of Directors and any committees thereof.

Brian C. Beazer

For fiscal year 2011, we paid our Non-Executive Chairman of the Board of Directors a retainer of $225,000 for services rendered. Mr. Beazer’s retainer has not increased since fiscal year 2005, and will remain the same for fiscal year 2012. In determining the amount of equity compensation to be granted to Mr. Beazer, our Compensation Committee multiplies his annual retainer by a set percentage (which is set in light of his position as Non-Executive Chairman of our Board of Directors and is subject to the discretion of our Compensation Committee). The resulting dollar amount is converted to a unit equivalent based on the closing stock price on the grant date and, in the case of stock options, the closing stock price on the grant date is further discounted for the purpose of converting the multiple of retainer to a unit equivalent. Vesting and expiration of such grants of stock options and time-based restricted shares are the same as those for the other directors.

Except as described above, directors do not receive any other compensation from the Company for services rendered as a director.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2012. Deloitte & Touche has served as our accounting firm since our fiscal year ended September 30, 1996. The services provided to the Company by Deloitte & Touche for the last fiscal year are described under the caption “Principal Accountant Fees and Services” below. Stockholder approval of the appointment is not required. Our Board of Directors believes that obtaining stockholder ratification of the appointment is a sound governance practice.

Representatives of Deloitte & Touche will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

We recommend a vote FOR ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending September  30, 2012.

REPORT OF OUR AUDIT COMMITTEE

Our Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted by our Board of Directors. Each member of our Audit Committee is independent and financially literate in the judgment of our Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. Our Board of Directors has also determined that Mr. Leemputte and Ms. Provencio qualify as “audit committee financial experts,” as defined under SEC regulations.

Management is responsible for our internal controls and the financial reporting process. Deloitte & Touche our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. Our Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in our Audit Committee Charter.

Our Audit Committee reviewed and discussed with management our audited financial statements as of and for the fiscal year ended September 30, 2011. Our Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

Our Audit Committee has also received the written communications from Deloitte & Touche required by the PCAOB regarding Deloitte & Touche’s communications with our Audit Committee concerning independence and has discussed with Deloitte & Touche their independence. Our Audit Committee has considered whether the provision of the non-audit services described below by Deloitte & Touche is compatible with maintaining their independence and has concluded that the provision of these services does not compromise such independence.

Based on the review and discussions described above, our Audit Committee recommended to our Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 filed with the SEC.

Norma A. Provencio (Chair)

Laurent Alpert

Peter G. Leemputte

The Members of the Audit Committee November 2, 2011

PRINCIPAL ACCOUNTANT FEES AND SERVICES

For the fiscal years ended September 30, 2011 and 2010, the following professional services were performed by Deloitte & Touche.

Audit Fees: The aggregate fees billed for the audit of our annual financial statements for the fiscal years ended September 30, 2011 and 2010 and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $1,012,000 and $1,106,500, respectively, and included fees for Sarbanes-Oxley Section 404 attestation procedures.

Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2011 and 2010 were $40,000 and $40,000, respectively. These fees related to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services included: employee benefit and compensation plan audits, audits of certain subsidiaries and consulting on financial accounting/reporting standards.

Tax Fees: The aggregate fees billed for tax services for the fiscal years ended September 30, 2011 and 2010 were $255,932 and $488,923, respectively. These fees related to professional services performed by Deloitte & Touche with respect to tax compsliance, tax advice and tax planning. These services included preparation of original and amended tax returns for various fiscal years for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance and tax work stemming from “Audit-Related” items.

All Other Fees: No other fees were paid to Deloitte & Touche in either fiscal year 2011 or fiscal year 2010.

Our Audit Committee annually approves each year’s engagement for audit services in advance. Our Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by our independent auditors. All non-audit services described above were pre-approved by our Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation objectives, practices, and programs as well as how our Compensation Committee (the “Committee”) determines executive compensation under those programs. The CD&A focuses on the compensation of our named executive officers (“NEOs”) for fiscal year 2011, who were:

•	our current President and Chief Executive Officer, Allan P. Merrill;

•	our current Executive Vice President and Chief Financial Officer, Robert L. Salomon;

•	our other most-highly compensated executive officer, Executive Vice President, General Counsel and Chief Administrative Officer, Kenneth F. Khoury; and

•	our former President and Chief Executive Officer, Ian J. McCarthy.

In addition, this CD&A provides a detailed description of major changes in our compensation practices and programs implemented by the Committee during fiscal year 2011 and for fiscal year 2012.

Key Changes to Our Compensation Practices Since the 2011 Say on Pay Vote

A majority of the stockholders who voted on our 2011 “Say on Pay” proposal voted against the proposal. In response, and as described in further detail below under “— Response to the 2011 Say on Pay Vote”, our Board of Directors and the Committee completed an in-depth analysis of our compensation practices. In addition, management was directed by the Committee to contact several major stockholders in order to better understand the reasons behind the vote outcome. In August 2011, the Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to serve as the Committee’s new independent executive compensation consultant and to assist in the Committee’s re-evaluation of our compensation practices. Following this re-evaluation, our Board of Directors and the Committee adopted several major changes in our compensation practices for our NEOs. Among the most significant changes are the following:

Past Compensation Practice	Changes to Compensation Practices Since the 2011 Say on Pay Vote	Addressed on Page
Equity Grants Largely Time-Based and Partially “At Risk” • Restricted Stock • Stock Options	All Equity “At Risk” • 50% of grants are total shareholder return performance-based shares. • 50% of grants are stock options. • Grants substantially below target values set forth in NEO employment agreements.	31

Base Salary and Total Compensation at Median or Higher than Peer Group

For fiscal year 2012:

•      Base salary in bottom quartile of peer group;

•      Total compensation between 25th and 50th percentile of peer group;

•      More closely aligns our current size and recent performance relative to our peer group; and

•      The Committee will not approve any bonus amount where performance does not meet certain pre-established levels.

		22, 29

Past Compensation Practice	Changes to Compensation Practices Since the 2011 Say on Pay Vote	Addressed on Page
NEOs Employment/Change of Control Agreements • Severance was a multiple of base/bonus. • Two- or three-year benefits continuation. • Modified single trigger change of control provision. • Automatic renewal. • Tax gross-ups.	NEOs Employment/Change of Control Agreements • Severance is a fixed-payment at lower levels than prior practice. • No benefits continuation. • Double trigger change of control provision. • Fixed term. • No tax gross-ups.	36

Suspended Executive/Director Stock Ownership Policy	New Stock Ownership Policy	37

No Equity Holding Policy	Equity Holding Policy • Requires holding a significant portion of equity grants until ownership policy compliance achieved. • Helps facilitate achieving required stock ownership levels.	37

No Compensation Clawback Policy	Compensation Clawback Policy	37

Compensation Consultant — MarksonHRC	Compensation Consultant — Pearl Meyer & Partners, LLC	18

These changes are discussed further under “— Response to the 2011 Say on Pay Vote”.

Change in Executive Management during Fiscal Year 2011

Effective June 12, 2011, Mr. Merrill was appointed as our President and Chief Executive Officer and elected as a director, and Mr. Salomon was appointed Executive Vice President and Chief Financial Officer. In addition, Mr. Khoury was appointed Chief Administrative Officer in recognition of his assumption of responsibilities for oversight of our human resources, risk management and environmental and safety groups. Mr. Merrill succeeded Mr. McCarthy who left the Company and resigned from our Board of Directors effective June 12, 2011.

Prior to his appointment as President and Chief Executive Officer, Mr. Merrill served as our Executive Vice President and Chief Financial Officer. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Salomon served as our Senior Vice President and Chief Accounting Officer. Mr. Salomon continues to act as our Chief Accounting Officer. Prior to assuming the position of Chief Administrative Officer, Mr. Khoury served, and continues to serve, as our Executive Vice President and General Counsel.

Our Fiscal Year 2011 Compensation Program and Results

For fiscal year 2011, the Committee continued its practice of establishing compensation programs focused on creating incentives for management to achieve certain pre-determined strategic and financial goals as part of our annual and medium-term incentive plans, while using equity grants to align compensation with stockholders’ interests over the long-term. The following are highlights of the results for our 2011 executive compensation:

•	a majority of the 2011 cash bonus opportunity for NEOs was not earned because pre-determined financial goals were not achieved;

•	an average of only 13.5% of target annual incentive plan bonuses were earned; and

•	only 81.6% of target medium-term incentive plan bonuses were earned.

•	base salaries for our NEOs are now in the bottom quartile of our peer group; and

•	the number of shares awarded as part of 2011 equity grants to NEOs were approximately 34% lower than equity grants for fiscal year 2010.

Discussion of Our Overall Compensation Philosophy and Objectives

In the past, our core compensation philosophy has been to provide incentive compensation to our management team when they achieve pre-determined financial and non-financial goals and targets that the Committee and our Board of Directors believe are critical to enhancing stockholder value. This compensation philosophy was maintained for our fiscal year 2011 compensation programs. However, as discussed in more detail below under “— Response to the 2011 Say on Pay Vote”, the Committee reviewed our compensation programs and, as part of that process, our core compensation philosophy.

Our core compensation philosophy remains in many ways unchanged with a combination of base salary, annual and medium-term cash incentive compensation, and long-term equity compensation. However, in response to the 2011 Say on Pay vote, the Committee endeavored to increase emphasis on the achievement of absolute and relative performance goals to earn cash incentives and equity awards. In particular, the Committee made significant use of rigorous performance-based vesting, rather than time-based vesting, for restricted stock.

By having compensation programs with features that are balanced between short- and long-term payouts as well as cash and equity awards, the Committee is provided with the tools to:

•	align management’s interests with those of our stockholders in both the short- and long-term;

•	reduce risks that may be associated with compensation that is overly focused on the achievement of short-term objectives; and

•	attract, retain and motivate the senior management team.

The Committee also believes that base salary and incentive compensation should be set based on a variety of factors, including Company and executive performance, compensation practices of our peer group, each executive’s specific responsibilities and skill sets, the relationship between the compensation levels among members of our management team, as well as our need to attract and retain qualified executives in a challenged industry during a difficult economic environment.

Role of the Committee, Management and Compensation Consultants

The principal responsibilities of the Committee include:

•	reviewing and approving competitive compensation programs;

•	establishing objectives for our NEOs aligned with the Company’s business and financial strategy as well as stockholder interests;

•	evaluating performance of our NEOs in light of those objectives; and

•

based on this evaluation, determining and approving the compensation level for our Chief Executive Officer (with input from our Non-Executive Chairman) and for other executive officers, with our Chief Executive Officer’s input.

During fiscal year 2011, the Committee relied heavily on discussions with key members of our management team to ensure that our operating and financial strategies and goals formed the basis for compensation plans that would create incentives for management to effectively execute those strategies and achieve those goals. Specifically, in designing the compensation program for fiscal year 2011, the Committee received significant input from our Non-Executive Chairman and Mr. McCarthy, our then current Chief Executive Officer. Mr. Merrill, our then current Chief Financial Officer, Mr. Khoury, our General Counsel, and the former Senior Vice President for Human Resources were also resources for the Committee. However, Mr. McCarthy and our Non-Executive Chairman played the largest roles in recommending the design of the fiscal year 2011 program.

Mr. Merrill, our current Chief Executive Officer, reviewed the actual performance of Messrs. Salomon and Khoury for fiscal year 2011, and made recommendations to the Committee based on his review. In addition, our Non-Executive Chairman prepared and presented an assessment of Mr. Merrill’s performance to the Committee. Mr. Merrill was present for the Committee’s deliberations related to the compensation of the other NEOs and his other direct reports, but not for the Committee’s discussions related to his own compensation.

For fiscal year 2011, the Committee engaged MarksonHRC to provide executive compensation advice including general executive compensation consulting services, compensation plan design services and compensation benchmarking services. In addition, MarksonHRC was engaged to review and provide advice regarding our compensation disclosures.

As previously noted under “— Executive Summary”, in August 2011 the Committee retained Pearl Meyer to provide advice regarding compensation plan design, compensation levels, benchmarking data and advice with regard to compensation disclosures for fiscal year 2012. Pearl Meyer is independent of management and under the terms of its agreement with the Committee, Pearl Meyer will provide executive compensation services only to the Committee. Pearl Meyer will not provide any other services to the Company.

Elements of Fiscal Year 2011 Executive Compensation

The discussion that follows summarizes each element of our compensation program for our NEOs for fiscal year 2011 and the rationale for compensation decisions made during the 2011 fiscal year.

For fiscal year 2011, the Committee used its judgment, experience and benchmark data from peer companies and companies in other industries to establish the overall level and mix of compensation components for our NEOs. As part of the process of determining fiscal year 2011 targets for NEO incentive compensation, the Committee reviewed the fiscal year 2010 compensation targets used by the 2011 Peer Group (as defined below under “— Benchmarking Peer Groups for Fiscal Years 2011 and 2012”). While the Committee believes information regarding pay practices at other publicly held homebuilders is useful in determining whether our executive compensation practices are reasonable, in the past it has not and, as noted above, for fiscal year 2011 it did not establish compensation levels based solely on benchmarking industry practices.

The table below summarizes, as a percentage of base salary, the total target incentive compensation opportunity for our NEOs for fiscal year 2011, as well as the incentive compensation opportunity available for each component of our compensation program.

Target Incentive Compensation Opportunity for Fiscal Year 2011 as % of Base Salary

	Total Target Incentive Compensation Opportunity	Target Opportunity Available from
		Short-Term Cash Incentive Compensation	Medium- Term Cash Incentive Plan	Long-Term Equity Incentive Compensation
Mr. Merrill, CEO(1)	258.3%	100.0%	58.3%	100.0%
Mr. Salomon, CFO(2)	192.4%	83.7%	33.7%	75.0%
Mr. Khoury, EVP, General Counsel	250.0%	100.0%	50.0%	100.0%
Mr. McCarthy, Former CEO	350.0%	100.0%	75.0%	175.0%

(1)	Mr. Merrill’s medium-term incentive plan opportunity was prorated at 50% of his base salary for the first nine months of fiscal year 2011 and 75% of his new base salary for last three months of fiscal year 2011 to reflect his new position as Chief Executive Officer in the last quarter.

(2)	Mr. Salomon’s short-term incentive plan opportunity was prorated at 75% of his base salary for the first nine months of fiscal year 2011 and 100% of base salary for last three months of fiscal year 2011 to reflect his new position as Chief Financial Officer. For the same reason, Mr. Salomon’s medium-term incentive plan opportunity was prorated at 25% of his base salary for the first nine months of fiscal year 2011 and 50% of his base salary for last three months of fiscal year 2011.

Our NEOs earned substantially less than the cash incentive compensation opportunity available to them for fiscal year 2011. The chart below shows the target cash incentive opportunity for all NEOs as a group, excluding Mr. McCarthy, versus actual amounts earned for the variable components of fiscal year 2011 cash compensation (i.e., excluding base salary).

Comparison of NEOs’ 2011 Variable Cash Compensation: Target Opportunity vs. Actual (1)

(1)	See the column entitled “Non-Equity Incentive Compensation” in the “Summary Compensation Table” on page 39 for the total cash incentive compensation earned by each of our NEOs during fiscal year 2011.

Base Salary

In connection with the changes in executive management and promotions previously described, our Board of Directors set the base salary for Mr. Merrill at $900,000, and the base salaries for Messrs. Salomon and Khoury at $450,000. Benchmarking data reviewed by the Committee indicates that the base salaries for all NEOs are in the bottom quartile of the 2012 Peer Group (as defined below under “— Benchmarking Peer Groups for Fiscal Years 2011 and 2012”).

Although the Committee typically reviews base salaries for NEOs annually, prior to these promotion-related salary increases, the annual base salaries for Messrs. Merrill and Khoury had not increased since they joined the Company in 2007 and 2009, respectively. In addition, while Mr. Salomon received a base salary increase of $12,000 in January 2011, prior to this increase, his base salary had not increased since joining the Company in 2008.

Short-Term Incentive Compensation

In 2006, the Committee established the Beazer Homes Employee Bonus Plan (the “Bonus Plan”) for certain employees, including our NEOs. Awards under the Bonus Plan may be granted to NEOs based on the achievement of certain financial and non-financial criteria established in advance by the Committee. At the start of each fiscal year, the Committee, our Non-Executive Chairman and our Chief Executive Officer recommend performance objectives, and subsequently review our executives’ performance against those objectives. While the Committee may also make awards under the Bonus Plan based on outstanding achievements, without reference to any specific performance objectives, this discretionary authority was not used for fiscal year 2011 compensation. Payments under the Bonus Plan do not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and are not intended to do so. The Bonus Plan was the only annual cash incentive program employed by the Committee for our NEOs in fiscal year 2011 (the “2011 Bonus Plan”).

Executive compensation for fiscal year 2011 was focused on:

•	increasing earnings before interest and taxes (“EBIT”) (75% of the 2011 Bonus Plan);

•	taking actions to facilitate a return to profitability (12.5% of the 2011 Bonus Plan);

•	and the accomplishment of certain operational goals set for each NEO established in advance by the Committee (12.5% of the 2011 Bonus Plan).

In addition, the 2011 Bonus Plan allows for downward adjustments to earned bonuses for failure to maintain certain safety, quality, customer satisfaction and compliance goals.

Results for EBIT Component of the 2011 Bonus Plan

The EBIT component of the 2011 Bonus Plan constituted 75% of the overall annual bonus opportunity, and would only be achieved if the Company earned an incremental EBIT of $10 million over fiscal year 2010 EBIT. For fiscal year 2011, the Company did not achieve this incremental EBIT target, and accordingly, NEOs received no bonus for this component of the 2011 Bonus Plan.

Results for Return to Profitability Component of the 2011 Bonus Plan

The return to profitability component of the 2011 Bonus Plan constituted 12.5% of the overall annual bonus opportunity. The Committee recognized that the difficult economic environment of the last several years had reduced sales activity as well as the Company’s geographic footprint. This component of the 2011 Bonus Plan was established to incent management to take actions in fiscal year 2011 that would promote profitability in future years, including actions to focus on new internal or external sources of revenue through acquisitions, new business startups or entering new markets, and actions to structurally reduce costs. For fiscal year 2011, a threshold award of one half of the 12.5% component would be earned upon reducing operational costs that, on an annual basis, would contribute $20.6 million to EBIT and the full 12.5% component would be earned for reducing operational costs having an annualized impact of $41.5 million on EBIT.

During fiscal year 2011, the Company reduced overhead costs that will provide a long-term benefit to the Company. These cost savings are expected to contribute $21.0 million annually to EBIT, and as a result, NEOs only earned a threshold award. Based on this threshold performance, Messrs. Merrill, Salomon and Khoury received $42,188, $16,945 and $25,781, respectively, for this component of the 2011 Bonus Plan. The table below sets forth how each of these awards was calculated.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Return to Profitability
% of 2011 Bonus Plan (at target) x	12.5% x	12.5% x	12.5% x
Fraction Applied (because target not achieved) x	1/2 x	1/2 x	1/2 x
NEO’s Target Multiplier (1) x	100% x	83.7% x	100% x
Base Salary (2)	$675,000	$324,000	$412,500
$ Value Earned and Paid for Component	$42,188	$16,945	$25,781

(1)	Mr. Salomon’s target multiplier was prorated at 75% of his base salary for the first nine months of fiscal year 2011 and 100% of base salary for last three months of fiscal year 2011 to reflect his new position as Chief Financial Officer. The target multiplier for short-term incentive compensation for Messrs. Merrill and Khoury was not affected.

(2)	Reflects proration of each NEO’s base salary for the last three months of fiscal year 2011.

Results for Operational Goal Component of the 2011 Bonus Plan

The operational goal component of the 2011 Bonus Plan constituted 12.5% of the overall annual bonus opportunity. This component could only be achieved when an NEO attained certain specifically tailored, pre-established functional performance goals. Some of the functional performance awards were scaled based on the degree to which a goal may have been attained (e.g., degree to which certain expenses may have been reduced, new initiatives progressed, etc.).

Mr. Merrill, our then Chief Financial Officer, had several functional goals for fiscal year 2011, which included start-up of our pre-owned rental homes business and purchasing certain target levels of pre-owned homes as well as achieving functional improvements and cost savings in the information technology and treasury functions. Mr. Merrill achieved 50.0% of these goals.

For fiscal year 2011, functional goals for Mr. Salomon, our then Senior Vice President and Chief Accounting Officer, included streamlining the quarterly financial closing process and payroll function as well as implementing XBRL financial reporting, as required by the SEC. Mr. Salomon achieved 74.9% of these goals.

Mr. Khoury’s functional goals for fiscal year 2011 included reducing the overall cost of delivering legal services for the Company, increasing in-house performance of non-litigation matters as well as centralizing retention and management of outside counsel. Mr. Khoury achieved 60.0% of these goals.

The chart below illustrates the calculation for each NEO’s award for achievement of fiscal year 2011 operational goals:

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Operational Goals
% of 2011 Bonus Plan x	12.5% x	12.5% x	12.5% x
% Goal Achieved x	50.0% x	74.9% x	60.0% x
NEO’s Target Multiplier (1) x	100% x	83.7% x	100% x
Base Salary (2)	$675,000	$324,000	$412,500
$ Value Earned and Paid for Component	$42,188	$25,393	$30,938

(1)	Mr. Salomon’s target multiplier was prorated at 75% of his base salary for the first nine months of fiscal year 2011 and 100% of base salary for last three months of fiscal year 2011 to reflect his new position as Chief Financial Officer. The target multiplier for short-term incentive compensation for Messrs. Merrill and Khoury was not affected.

(2)	Reflects proration of each NEO’s base salary for the last three months of fiscal year 2011.

The chart below shows the total awards for the 2011 Bonus Plan as well as the portion of the total payment attributable to each individual component of the 2011 Bonus Plan:

Summary of Fiscal Year 2011 Bonus Plan Awards

	Incremental EBIT (up to 75% of Target Bonus)		Return to Profitability (up to 12.5% of Target Bonus)		Operational Goals (up to 12.5% of Target Bonus)		Total Awards for 2011 Bonus Plan (up to 100% of Target Bonus)
	$ Value	% of Target Bonus	$ Value	% of Target Bonus	$ Value	% of Target Bonus	$ Value	% of Target Bonus
Mr. Merrill	$0	0.0%	$42,188	6.3%	$42,188	6.3%	$84,376	12.5%
Mr. Salomon	$0	0.0%	$16,945	6.3%	$25,393	9.3%	$42,338	15.6%
Mr. Khoury	$0	0.0%	$25,781	6.3%	$30,938	7.5%	$56,719	13.8%

Medium-Term Incentive Plan

The Medium-Term Incentive Plan (the “MT Plan”) was designed to incent management to make efficient use of capital in the current distressed economic environment by making decisions and implementing strategies to improve EBIT after taking into account the Company’s cost of capital based on two cumulative years of performance relative to a peer group. Although the MT Plan increased cash incentive compensation as a percent of base salary for fiscal year 2011, overall compensation levels as a percent of base salary remained constant or decreased because of the substantial reduction in fiscal year 2011 equity grants.

Performance targets for the MT Plan are based on a comparison of the improvement in the Company’s EBIT, net of a charge representing the Company’s cost of capital, as a percentage of revenue, against the performance of the MT Peer Group (as defined below under “— Benchmarking Peer Groups for Fiscal Years 2011 and 2012”) over a two-year measurement period (Standardized Economic Profit Added or “SEPA”). Awards under the MT Plan are based on a percentage of a “bonus target”, which is a percentage of an NEO’s base salary. For Messrs. Merrill, Salomon and Khoury, their respective bonus targets for the MT Plan were 58.3%, 33.7% and 50.0% of their respective 2011 base salaries, as prorated for salary adjustments in the last quarter of fiscal year 2011.

Under the MT Plan, a threshold award is earned if the Company’s SEPA performance relative to its peer group is at the 33rd percentile. Above that threshold, performance is rewarded based on relative percentage of peer group SEPA performance with the following benchmarks: for an award that is 75% of the bonus target, performance would have to be at the median of the MT Peer Group, for an award that is 100% of the bonus target (target award), performance would have to be at the 67th percentile of the MT Peer Group, and for an award that is 150% of the bonus target (maximum award), the Company’s SEPA performance would have to be at the 100th percentile of the MT Peer Group (i.e., better than all other companies in the MT Peer Group). Straight line interpolation applies between each percentile target and related bonus awards. The chart below illustrates the relative relationship between percentile rank in the MT Peer Group versus the percent of bonus target awarded.

The Committee adopted a transition MT Plan for fiscal year 2011. Under this transition plan, an award could be earned for fiscal year 2011 based on SEPA results against the MT Peer Group using the average of the Company’s fiscal year 2010 and 2011 performance together with the threshold, target and maximum bonus targets described above. Relative SEPA performance during the performance period (2010 and 2011 fiscal years) was at the 54.5th percentile of the MT Peer Group and, accordingly, 81.6% of target was achieved. This resulted in payments to Messrs. Merrill, Salomon and Khoury of $321,369, $89,065 and $168,336, respectively.

The table below shows how each NEO’s fiscal year 2011 MT Plan bonus payment was calculated.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
MT Plan
% of Target Achieved x	81.6% x	81.6% x	81.6% x
NEO’s Target Multiplier (1) x	58.3% x	33.7% x	50.0% x
Base Salary (2)	$675,000	$324,000	$412,500
$ Value Earned and Paid for MT Plan	$321,369	$89,065	$168,336

(1)

Mr. Merrill’s target multiplier was prorated at 50% of his base salary for the first nine months of fiscal year 2011 and 75% of his new base salary for last three months of fiscal year 2011 to reflect his new position as Chief Executive Officer. Mr. Salomon’s target multiplier was prorated at 25% of his base salary for the first nine months of fiscal year 2011 and 50% of base salary for last three months of fiscal year 2011 to reflect his new position as Chief Financial Officer. Mr. Khoury’s target multiplier for the MT Plan did not change.

(2)	Reflects proration of each NEO’s base salary for the last three months of fiscal year 2011.

Long-Term Incentive Compensation

For fiscal year 2011, the Committee approved equity awards for our NEOs comprised of an equal number of restricted shares and stock options. The restricted stock awards vest after three years. The stock option awards vest in one-third increments on each anniversary of the grant date over a three-year period. The value of these long-term equity awards is lower than awards in prior years because the Committee did not want the addition of the incentive opportunities under the MT Plan to result in an overall increase in compensation levels and also because of the difficult economic environment.

In making determinations related to equity award amounts and vesting periods for fiscal year 2011, the Committee considered long-term equity award practices of the 2011 Peer Group as well as U.S.-based manufacturing companies that are comparable in size to us. Fiscal year 2011 grants were made to incent future performance that would increase the value of our stock over a long-term horizon, provide a significant retention incentive for management and in recognition of achievements during the 2010 fiscal year.

The chart below sets forth the Committee’s reasoning for providing each NEO his respective equity award grant, the restricted stock and stock options granted to each NEO, as well as the percentage change in the number of shares granted in 2011 versus 2010.

		2011 Equity Award Grants			Percent Decrease in Number of Shares Granted in 2011 vs. 2010
	Committee Considerations for Granting Awards	Restricted Stock		Stock Options
Mr. Merrill	• Continuing efforts to preserve liquidity, increase net worth and stockholder equity and restructure indebtedness; and • To incent implementation of strategies to return the Company to profitability.	87,749		87,749	-50.8%

Mr. Salomon	• Continuing to drive a disciplined approach to financial reporting and compliance, particularly in light of the Company’s resolution of governmental investigations.	29,615		29,615	-0.3%

Mr. Khoury	• Contributions in connection with resolution of significant litigation involving the Company; • Providing legal support to the restructuring of the Company’s indebtedness; • Taking meaningful steps to reduce outside counsel expenses; and • Helping to build a strong culture of compliance.	58,499		58,499	-34.4%

Mr. McCarthy	• To incent the establishment and execution of strategies that would increase the price of our stock over time; and • Had not been awarded equity since 2006.	256,000	(1)	256,000	-28.2%

(1)	In connection with his separation from the Company, and under the terms of his equity award agreements, a portion of Mr. McCarthy’s fiscal year 2011 equity award vested (49,777 shares of restricted stock) while the balance of restricted stock and stock options were forfeited.

See “Executive Compensation — Grants of Plan-Based Awards” for additional information regarding these grants.

Response to the 2011 Say on Pay Vote

At the stockholders meeting held on February 2, 2011, 54% of stockholders voting on our “Say on Pay” proposal voted against the executive compensation for our NEOs set forth in our 2011 proxy statement. In response, our Board of Directors and the Committee completed an in-depth review of our pay practices. As part of this review, management contacted several major stockholders in order to better understand the reasons behind the votes against the compensation for our NEOs. Following this assessment process, our Board of Directors took the actions described below to change our compensation practices and programs:

•

Reevaluated NEO Total Compensation — In an effort to more closely align compensation with recent performance and the relative size of the Company against the 2012 Peer Group, established total compensation for our CEO at the 25th percentile of the 2012 Peer Group and between the 25th and 50th percentile of the 2012 Peer Group for other NEOs.

•

Increased Emphasis on Performance-Based Equity Compensation — Established a 2012 long-term incentive program for NEOs with a significant component being performance-based shares. Key features of the 2012 long-term incentive plan are:

•	Equity grants divided evenly in number between performance-based shares and stock options.

•

In order for performance-based shares to vest, our stock price must achieve both an absolute aggressive compound annual growth rate and significant relative total shareholder returns measured against the 2012 Peer Group. See chart below under “— Elements of Fiscal Year 2012 Executive Compensation — Long-Term Incentive Compensation”.

•	Performance-based shares only earned if performance targets achieved at the end of a three-year measurement period (i.e., no interim or pro rata vesting or performance snapshot).

•

At the time of grant, equity grant values were significantly below the value each NEO was entitled to receive pursuant his respective employment agreement. These values will only be received if there is significant appreciation of the Company’s stock price, in both absolute terms and relative to the 2012 Peer Group.

•

Established Aggressive Bonus Plan Targets — Established a 2012 annual bonus plan that focuses bonus opportunity on the achievement of aggressive goals related to improvements in earnings before interest, taxes, depreciation and amortization (“EBITDA”), balance sheet metrics and customer-related metrics. For fiscal year 2012, the Committee will not approve any bonus amount where performance does not meet these pre-established levels.

•

Elimination of Tax Gross-Ups and Modified-Single Trigger Change of Control Provisions —Terminated existing agreements for NEOs that included tax gross-up provisions and modified-single trigger change of control provisions.

•

Substantially Reduced Severance Payments and Eliminated Post-Termination Benefits — In the new employment agreements with NEOs, set severance payments at levels substantially below those previously used and eliminated post-termination payment of benefits (such as health and welfare benefits).

•	Elimination of Evergreen Employment Agreements — New employment agreements with NEOs have a four-year term that does not automatically renew.

•	Elimination of Certain Incentive Plans — MT Plan to be eliminated following completion of the 2011-2012 performance cycle.

•

Reinstituted an Executive and Director Stock Ownership Policy — Reinstituted an executive and outside director stock ownership policy, which also provides for holding periods for a significant portion of net after-tax shares issued upon vesting of restricted stock or exercised stock options in order to facilitate progress towards meeting stock ownership requirements.

•	Adoption of a Compensation Clawback Policy — Adopted a policy for clawing back compensation of executive officers in select circumstances.

•	New Direction for Compensation in 2012 and Beyond — Retained new compensation consultants with in-depth knowledge of current compensation best practices and peer group practices.

Elements of Fiscal Year 2012 Executive Compensation

The Company’s fiscal year 2012 compensation program for our NEOs consists of base salary, a short-term incentive bonus plan (the “2012 Bonus Plan”), the last performance cycle of the MT Plan and long-term incentives in the form of equity grants. In light of the continued challenges presented by the housing market, the Committee focused its design of fiscal year 2012 incentive compensation plans on providing incentives:

•	to generate positive EBITDA;

•	to achieve further improvements in capital structure; and

•	to continue emphasis on customer satisfaction, quality building and safety.

In determining overall compensation for our NEOs, the Committee reviewed benchmarking for the 2012 Peer Group (as defined below under “— Benchmarking Peer Groups for Fiscal Years 2011 and 2012”). Benchmarking against a peer group was only one aspect of the process used to establish fiscal year 2012 compensation, as the Committee also relied on its experience and judgment as well as the Company’s financial structure and recent performance and the current economic environment to set overall compensation. However, based on competitive data of the 2012 Peer Group, the Committee believes that fiscal year 2012 overall compensation for our NEOs is below the median of the 2012 Peer Group.

Base Salary

Mr. Merrill’s employment agreement provides for a base salary of $900,000. The agreements for Messrs. Salomon and Khoury each provides for a base salary of $450,000. Based on competitive data, the Committee believes the base salaries of all NEOs are in the bottom quartile of the 2012 Peer Group. The Committee believes this is appropriate based on our current size and recent performance.

Short-Term Incentive Compensation

In light of the continued depressed conditions in the residential housing industry and the challenges presented by the Company’s capital structure, the Committee focused on establishing an annual incentive program for fiscal year 2012 that emphasizes the generation of positive EBITDA and to a lesser extent achievement of certain other financial and non-financial targets (the “2012 Bonus Plan”).

Specifically, under the 2012 Bonus Plan, 75% of the overall annual bonus opportunity will be based on achievement of threshold, target and maximum EBITDA of breakeven, $15 million and $25 million, respectively. Achieving breakeven EBITDA (threshold) for fiscal year 2012 would translate to approximately a $25 million year-over-year improvement in the Company’s EBITDA.

The remaining 25% of the annual bonus opportunity will be earned based on (i) balance sheet-related metrics, which include reducing interest expense, improving the flexibility and duration of the Company’s capital structure and/or other actions that increase earnings per share (15%) and (ii) customer-related metrics, including those related to customer experience as well as safety and quality performance (10%). However, as stated above, even if performance for these two components is achieved, no payment will be made unless threshold EBITDA is achieved. To the extent that the balance sheet- and customer-related metrics are met, the target, threshold and maximum percentage of base salary for these components of the 2012 Bonus Plan will be governed by the EBITDA level achieved under the EBITDA component. The chart below shows the threshold, target and maximum 2012 Bonus Plan opportunities for each NEO assuming achievement of EBITDA as well as balance sheet- and customer-related metrics.

2012 Bonus Plan Award Opportunities — % of Base Salary

	Maximummm	Maximummm	Maximummm
	Threshold	Target	Maximum
Mr. Merrill	50%	100%	150%
Mr. Salomon	45%	90%	135%
Mr. Khoury	45%	90%	135%

As described below under “— MT Plan”, any award an NEO receives under the 2011-2012 MT Plan will count against the maximum opportunity available for NEOs under the 2012 Bonus Plan. This is to ensure that continuance of the MT Plan through its full two-year term does not increase the overall cash compensation levels for our NEOs beyond the maximum opportunity under the 2012 Bonus Plan.

The table below demonstrates how a 2012 Bonus Plan award would be calculated for each of the NEOs assuming achievement of target EBITDA, balance sheet-metrics and customer-related metrics. This calculation is for illustrative purposes only.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Base Salary	$900,000	$450,000	$450,000
EBITDA Component
% of 2012 Bonus Plan Opportunity x	75% x	75% x	75% x
Target Multiplier x Base Salary	100% x $900,000	90% x $450,000	90% x $450,000
$ Value Earned for Component	$675,000	$303,750	$303,750
Balance Sheet-Related Component
% of 2012 Bonus Plan Opportunity x	15% x	15% x	15% x
Target Multiplier x Base Salary	100% x $900,000	90% x $450,000	90% x $450,000
$ Value Earned for Component	$135,000	$60,750	$60,750
Customer-Related Component
% of 2012 Bonus Plan Opportunity x	10% x	10% x	10% x
Target Multiplier x Base Salary	100% x $900,000	90% x $450,000	90% x $450,000
$ Value Earned for Component	$90,000	$40,500	$40,500
Total Hypothetical 2012 Bonus Plan Award Based on Target Performance	$900,000	$405,000	$405,000

All payments are subject to the Committee’s right, in its discretion, to reduce awards even where performance targets are achieved. The Company believes that the precise strategies and target performance under the balance sheet and customer-related components represent confidential strategic information, the disclosure of which, in advance of executing such strategies, would not be in the best interests of our stockholders. However, the balance-sheet component of the 2012 Bonus Plan generally relates to improving the flexibility and duration of the Company’s capital structure and/or reducing interest expense.

MT Plan

As described above under “— Elements of Fiscal Year 2011 Executive Compensation — Medium-Term Incentive Plan”, the MT Plan was designed to reward management for making efficient use of capital in the current distressed economic environment based on a comparison over a two-year measurement period of improvement in the Company’s SEPA against the SEPA performance of the MT Peer Group over the same period of time. In light of the new compensation programs adopted for fiscal year 2012, the Committee carefully considered how awards under the 2011-2012 MT Plan should be treated so as not to increase the overall cash compensation opportunity for our NEOs. For this reason, any award earned under the MT Plan will be counted against the maximum opportunity available for an NEO under the 2012 Bonus Plan. In addition, the Committee made the decision to terminate the MT Plan after the 2011-2012 performance period. This decision was based on the Committee’s desire to shift to an increased level of longer-term incentive compensation to further align the long-term interests of our NEOs with the long-term interests of our stockholders, while simultaneously removing medium-term incentive compensation.

As previously noted, awards under the MT Plan are based on a percentage of a “bonus target”, which is a percentage of an NEO’s base salary. For Messrs. Merrill, Salomon and Khoury, their respective bonus targets for the MT Plan in fiscal year 2012 are 75%, 50% and 50% of base salary.

Under the MT Plan, a threshold award is earned if the Company’s SEPA performance relative to the MT Peer Group is at the 33rd percentile. Above that threshold, performance is rewarded based on relative percentage of peer group SEPA performance with the following benchmarks: for an award that is 75% of the bonus target, performance would have to be at the median of the MT Peer Group, for an award that is 100% of the bonus target (target award), performance would have to be at the 67th percentile of the MT Peer Group, and for an award that is 150% of the bonus target (maximum award), the Company’s SEPA performance would have to be at the 100th percentile of the MT Peer Group (i.e., better than all other companies in the MT Peer Group). For fiscal year 2012, the MT Peer Group is the same as it was during fiscal year 2011. See page 26 under “— Elements of Fiscal Year 2011 Executive Compensation — Medium-Term Incentive Plan” for tables and charts showing how these awards are calculated.

Long-Term Incentive Compensation

The long-term incentive compensation plan design for fiscal year 2012 consists of awards in an equal number of performance-based shares (“Performance Shares”) and stock options (“Stock Options”). The employment agreements for each of our current NEOs establish a target grant value of long-term incentive awards that each is entitled to receive annually as a percentage of base salary, subject to negative or positive Committee discretion.

However, in light of (i) our lower current stock price, (ii) the limited number of shares remaining in our 2010 Equity Incentive Plan and (iii) the Committee’s desire to maintain sufficient shares under the 2010 Equity Incentive Plan to support two more years of equity grants, the Committee determined to issue equity grants at a substantial discount in value to the target levels set forth in each NEO’s employment agreement. The table below sets forth the target value of long-term incentive plan grants provided in each NEO’s employment agreement as well as the number and value of Stock Options and Performance Shares that were actually granted to each NEO for fiscal year 2012 long-term incentive compensation.

	Base Salary	Target Long-Term Incentive (per NEO Employment Agreement)		Actual Shares Granted			Value of Actual Stock Options and Performance Shares Granted (1)(2)	Value of Actual Grant as % of the Target Value under Employment Agreements
		as % of Base Salary	as $ Value	Stock Options (1)	Performance Shares (2)	Total Number of Shares
Mr. Merrill	$900,000	250%	$2,250,000	291,320	291,320	582,640	$579,727	26%
Mr. Salomon	$450,000	175%	$787,500	101,960	101,960	203,920	$202,900	26%
Mr. Khoury	$450,000	175%	$787,500	101,960	101,960	203,920	$202,900	26%

(1)	The Black-Scholes option value applied to the Stock Options is $0.86 per share (40% of the grant date stock price).

(2)	Performance Shares have a grant date fair value of $1.13 per share (52% of the grant date stock price).

As indicated in the table above, the estimated value of grants to NEOs under the 2012 long-term incentive compensation plan were approximately 26% of the long-term incentive plan target value to which each NEO was entitled pursuant to their respective employment agreement. This discount is calculated by comparing the target value to the actual value of shares granted, where the actual value is (i) the number of Stock Options multiplied by a grant date fair value of $0.86 per Stock Option plus (ii) the number of Performance Shares multiplied by a grant date fair value of $1.13 per Performance Share.

Stock Options

Stock Options vest ratably over a three-year period beginning with the first anniversary of the grant date and have an eight-year term.

Performance Shares

Performance Shares are structured to require both absolute and relative performance. Specifically, the Performance Shares require a significant compound annual growth rate (“CAGR”) for our common stock price and total shareholder return (“TSR”) that compares favorably against the 2012 Peer Group measured at the end of a three-year performance period. The matrix below shows the percentage of granted Performance Shares that will be earned at various combinations of (i) TSR versus the 2012 Peer Group and (ii) the Company’s absolute stock price at the end of the three-year performance period.

Vesting of Performance Shares after 3-Year Performance Period

(as % of Granted Performance Shares)

The matrix above illustrates that no Performance Shares will be earned if our stock price does not increase after the Performance Share grant date or if our TSR after three years is in the bottom three of the 2012 Peer Group. Furthermore, the targeted awards of Performance Shares will only be earned if strong absolute and relative performance is achieved. In addition, to further the Committee’s previously noted desire to preserve shares under the Company’s 2010 Equity Incentive Plan, any award earned that exceeds target will not be paid in additional shares but instead will be paid in cash.

The Company’s common stock price for awards of Performance Shares are to be based on our average closing price on the NYSE for the 20 trading days immediately preceding (i) the effective date of the grant and (ii) the third anniversary of the effective date of grant. The effective date of the grant was November 16, 2011 and the average closing price over the prior 20 trading days was $2.10.

The matrices below show the hypothetical value of the Performance Shares for our CEO and other two NEOs on the third anniversary of the grant date provided that the indicated levels of absolute and relative performance are achieved. These matrices are for illustrative purposes only.

CEO’s Potential Realizable Value of Performance Shares after 3-Year Performance Period

Other NEOs’ Potential Realizable Value of Performance Shares after 3-Year Performance Period

Benchmarking Peer Groups for Fiscal Years 2011 and 2012

For fiscal year 2011, our industry peer group consisted of Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Homes Corporation, NVR, Inc., The Ryland Group, Inc. and Standard Pacific Corp (the “2011 Peer Group”). These companies were chosen because they constitute some of the nation’s largest publicly traded homebuilders, tend to be among our chief competition in the markets where we operate and are among our chief competition for management talent.

For fiscal year 2012, Pearl Meyer evaluated our peer benchmarking group in connection with their engagement as the Committee’s new independent compensation consultant. As part of that evaluation process, Pearl Meyer recommended that three additional publicly-traded homebuilding companies be added to the 2011 Peer Group, which included D.R. Horton, Inc., PulteGroup, Inc. and Toll Brothers, Inc. (together with the 2011 Peer Group, the “2012 Peer Group”). These three companies were excluded from the 2011 Peer Group because they were either significantly larger than us or targeted a different market segment. However, in an effort to provide a more robust sample size and data set that included all publicly-traded homebuilders, the determination was made to include these additional companies while also lowering our competitive reference point from the 50th to the 25th percentile in recognition of our relative size and recent performance against the 2012 Peer Group.

The peer group for both years of the MT Plan is the same as the 2012 Peer Group except that NVR, Inc. (“NVR”) has been excluded (the “MT Peer Group”). NVR was excluded from this peer group because at the time the MT Plan was adopted the nature of NVR’s business model and strategy with respect to the amount of land it owned was fundamentally different from ours and those of our other peers and was deemed not to be an appropriate peer for MT Plan purposes.

Other Elements of Compensation

Deferred Compensation Plan

Effective January 1, 2002, the Company adopted the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer a portion of their current compensation. For fiscal year 2011, we provided matching cash contributions equal to the lesser of 50% of compensation deferred under the plan or 3% of eligible compensation, reduced by the matching contributions credited to the participant under our 401(k) plan. For fiscal year 2011, in lieu of matching contributions, the Company made discretionary deferred payments in the amount of $50,000 for Mr. Merrill and $141,667 for Mr. McCarthy, in order to provide an attractive and competitive element of deferred, post-employment or supplemental retirement benefit. Messrs. Khoury and Salomon did not receive discretionary deferred compensation payments under the Deferred Plan for fiscal year 2011.

For fiscal year 2012, the Committee decided to make a contribution to the Deferred Plan for the benefit of each NEO as follows: Mr. Merrill, $100,000 and Messrs. Salomon and Khoury, $50,000 each. These contributions will be made in equal monthly installments over a one-year period beginning October 1, 2011, and are subject to several restrictions and limitations including the Committee’s right to decline to make any such contribution in the future.

Other Benefits

We do not have a defined benefit pension plan or supplemental executive retirement plan. Our executive management team, including our NEOs, participate in our various benefit programs on the same terms as other employees; however, our NEOs pay more for their health and welfare program benefits than other employees pay for the same benefits. At present, the Company does not provide or reimburse for automobiles or club dues. Mr. Merrill relinquished his automobile allowance in April 2011.

Employment and Separation Agreements

Employment Agreements for Current NEOs

On August 25, 2011, the Company entered into employment agreements with Mr. Merrill and Mr. Salomon in connection with their new positions, and Mr. Khoury, in connection with his assumption of additional responsibilities as Chief Administrative Officer (the “Agreements”). Pursuant to the Agreements, each executive relinquished an existing change of control agreement, and in addition, Mr. Merrill relinquished an employment contract. The Agreements are virtually identical in non-economic terms, and set forth each executive’s responsibilities, non-compete and non-solicitation obligations, confidentiality and intellectual property obligations and restrictions, and termination provisions. In addition, the Agreements set forth base salary, targeted bonus and equity awards and, if applicable, severance payments, for each executive all of which are described in greater detail below. Other than as described below, the Agreements do not provide for benefits or perquisites materially different from those available to other Company employees.

Our Board of Directors, at the recommendation of the Committee, determined it was in the best interests of the Company and our stockholders to reduce the inevitable distraction to our NEOs that result from uncertainties and risks created by a pending or threatened change of control, and as such, has determined to provide our NEOs with compensation that is considered customary and competitive in the event of both a change of control and separation from the Company. For this reason, each of the Agreements has change of control provisions. These provisions provide for continued employment of the NEO for two years following a change of control or payment of stated benefits if the NEO’s employment is terminated without cause, or if he leaves with Good Reason (as defined in the Agreements), within two years of a change of control.

Specifically, the Agreements provide for a lump sum severance payment in the event of a Change of Control (as defined in the Agreements) followed by a termination of the NEO without Cause (as defined in the Agreements) or a resignation for Good Reason. In such event, the severance payment for Mr. Merrill would be $3,000,000 and for Messrs. Salomon and Khoury $1,500,000 each. Where there is no Change of Control, in the event of a termination without Cause or a resignation for Good Reason, each executive will receive severance payments, payable in equal installments over twelve months. The severance payment for Mr. Merrill in this situation would be $2,000,000 and for Messrs. Salomon and Khoury $1,000,000 each. The Agreements have a four-year term and do not automatically renew. In addition, no severance will be payable if any of the Agreements expire by the end of the four-year term or the executive resigns without Good Reason (as defined in the Agreements). The Agreements do not entitle the executives to any extension or continuation of employee benefits or any tax gross-up.

A more detailed description of the key terms of the Agreements may be found below under “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment Agreements”.

Mr. McCarthy’s Separation Agreement and Related Payments

In connection with his departure, the Company entered into a Separation Agreement with Mr. McCarthy (the “Separation Agreement”), which among other things, confirmed his non-compete, non-solicitation and confidentiality obligations, as well as the severance benefits to which he was entitled under his Amended and Restated Employment Agreement, dated September 1, 2004, as amended (the “2004 Employment Agreement”).

Pursuant to his 2004 Employment Agreement, because Mr. McCarthy was terminated other than for cause, he will receive for each of the next three years, his base salary ($1.2 million) plus his average annual bonus for fiscal years 2008 through 2010 ($549,368, hereinafter referred to as the “Average Annual Bonus”), provided that he remains in compliance with various employment covenants in the 2004 Employment Agreement. In addition, Mr. McCarthy received a lump sum payment of certain accrued but unpaid obligations, which included among other things, unpaid accrued vacation and a pro-rated amount of the Average Annual Bonus through June 12,

2011. Mr. McCarthy also will continue to receive medical and welfare benefits at levels substantially equal to those he received immediately prior to termination for the shorter of three years or until he becomes re-employed and receives medical and welfare benefits under another employer provided plan.

The Company paid $10,000 in legal fees incurred by Mr. McCarthy in connection with his termination. All payments made or benefits owed to Mr. McCarthy in connection with his departure from the Company are summarized in tabular format below under “Executive Compensation — Potential Payments Upon Termination or Change of Control”.

Various Compensation Policies

Stock Ownership and Holding Requirements

In November 2011, the Committee reinstituted a stock ownership policy that requires NEOs and directors to acquire a meaningful level of stock ownership in the Company. The stock ownership policy requires each NEO to own the lesser of either a multiple of base salary (or, for directors, annual retainer) or a fixed number of shares (set at policy adoption). The stock ownership requirements based on a multiple of base salary or annual retainer are as set forth below:

Multiple of Base Salary/ Annual Retainer
Chief Executive Officer	3.0 x base salary
Other NEOs	1.5 x base salary
Directors	3.0 x annual retainer

NEOs and directors have five years from adoption of the policy to comply with the ownership requirements. For purposes of the stock ownership policy, the following types of share holdings are counted towards an individual’s stock ownership: (i) stock that is considered beneficially owned, (ii) two-thirds of restricted stock and (iii) one-third of in the money stock options.

In connection with the adoption of a stock ownership policy, the Committee also adopted a stock holding period that requires NEOs and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock or exercised stock options until their required respective stock ownership levels are achieved. Once an individual achieves the stock ownership requirement, the holding period will no longer apply.

Compensation Clawback Policy

The Committee has adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual’s misconduct causes the Company to have to issue a restatement of its financials, to the extent that individual’s incentive compensation was based on the misstated financials. The Committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Tax Deductibility of Compensation

It is the Committee’s general policy to consider whether particular payments and awards are deductible to the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility for federal income tax purposes of compensation payments to certain executive officers in excess of $1 million, subject to certain exemptions and exceptions.

In connection with the settlement of a shareholder suit in August 2011, the Committee adopted resolutions stating that it will not rely on the following business criteria, listed in Section 15.01 of the Company’s 2010 Equity Incentive Plan, as performance conditions when it grants awards under the 2010 Equity Incentive Plan that are intended to comply with Section 162(m) of the Internal Revenue Code: (i) cash flow per share, (ii) customers, (iii) expense targets, (iv) customer retention, (v) return on investments, (vi) Fair Market value of the Company or any Affiliate, and (vii) working capital targets. The Company believes the settlement and the resolutions adopted by the Committee do not materially alter the terms of the 2010 Equity Incentive Plan, which was approved by shareholders in April 2010.

For fiscal year 2012 equity awards, the business criteria considered by the Committee for purposes of compliance with Section 162(m) was a combination of stock price and total return to shareholders, as compared to the Company’s 2012 Peer Group.

The table below shows the amounts of awards granted in the past two years under the Company’s 2010 Equity Incentive Plan that were intended to comply with certain exemptions and exceptions under Section 162(m). The rules related to Section 162(m) are complex, and there can be no assurance that the awards listed below will qualify for one of the exemptions or exceptions under Section 162(m).

Fiscal Year Award Granted	Amounts/Number of Awards	Location in Proxy Statement of Discussion of Awards
2010	No awards granted	Not applicable
2011	No awards granted	Not applicable
2012	393,280 Performance Shares(1)	Pages 31-34

(1)	Includes 291,320 Performance Shares granted to Mr. Merrill and 101,960 Performance Shares granted to Mr. Khoury.

Although the Committee takes into consideration the provisions of Section 162(m), being eligible for tax deductibility is not a primary focus but one consideration among many in the design of our executive compensation program.

REPORT OF OUR COMPENSATION COMMITTEE

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis set forth above be included in this Proxy Statement and our Annual Report on Form 10-K.

Larry T. Solari (Chair)

Stephen P. Zelnak, Jr.

Norma Provencio

The Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is summary compensation information for (1) each person who was at any time during fiscal year 2011 our Chief Executive Officer or Chief Financial Officer and (2) our only other executive officer, other than our Chief Executive Officer and our Chief Financial Officer.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total (3)
Allan P. Merrill	2011	$690,962	$—	$415,053	$185,150	$ 405,745	$ 62,550	$1,759,460
President and Chief Executive Officer	2010	$600,000	$—	$1,014,516	$454,660	$ 524,052	$ 66,950	$2,660,178
	2009	$600,000	$—	$525,375	$594,042	$ 120,000	$ 66,950	$1,906,367

Robert L. Salomon	2011	$329,938	$—	$140,079	$62,488	$ 131,403	$ 11,292	$675,200
Executive Vice President, Chief Financial Officer and Chief Accounting Officer	2010	$270,000	$—	$169,084	$75,776	$ 234.896	$ 8,708	$758,463
	2009	$270,000	$—	$63,040	$71,280	$ 54,000	$ 6,488	$464,808

Kenneth F. Khoury	2011	$415,160	$—	$276,700	$123,433	$ 225,055	$ 7,350	$1,047,698
Executive Vice President, General Counsel and Chief Administrative Officer	2010	$400,000	$—	$507,258	$227,330	$ 349,341	$ 7,350	$1,491,279
	2009	$297,180	$—	$262,688	$297,021	$ 100,000	$ 5,436	$962,324

Ian J. McCarthy	2011	$836,154	$—	$1,210,880	$540,160	—	$5,928,382	$8,515,576
Former President and Chief Executive Officer	2010	$1,200,000	$—	$2,029,031	$909,320	$1,048,105	$ 207,350	$5,393,806
	2009	$1,200,000	$—	—	—	—	$ 208,673	$1,408,673

(1)	Includes $7,000 for Mr. Merrill in fiscal year 2009, which was deferred by Mr. Merrill under our Deferred Compensation Plan. Mr. Khoury joined the Company effective January 5, 2009. Accordingly, Mr. Khoury’s salary reported for proxy statement purposes for fiscal 2009 is from the effective date of his employment to September 30, 2009.

(2)	Represents the aggregate grant date fair value of awards in each of the fiscal years indicated above determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the NEO. Descriptions of the long-term incentive programs pursuant to which these awards were made are provided under “Compensation Discussion and Analysis” above. All fiscal year 2011 grants are reflected in the Grants of Plan-Based Awards table below. The cumulative number of restricted shares, restricted stock units (“RSUs”) and performance shares held by each NEO, and their aggregate market value at September 30, 2011, are shown in the Outstanding Equity Awards at Fiscal Year End table below.

(3)	We caution that the amounts reported in the table for stock and options awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price. Further information regarding the valuation of stock and option awards can be found in Notes 1 and 12 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2011.

(4)	Includes $13,140 and $5,400 for Mr. Salomon in fiscal years 2011 and 2009, respectively, which was deferred by Mr. Salomon under our Deferred Plan.

(5)	“All Other Compensation” consists of the following:

Name	Year	Deferred Compensation or Discretionary Lump Sum Contributions	401(k) Company Match	Car Allowance/ Company Car	Severance and Termination Related Benefits (a)	Total
Allan P. Merrill	2011	$ 50,000	$7,350	$5,200	N/A	$62,550
Robert L. Salomon	2011	$ 3,942	$7,350	—	N/A	$11,292
Kenneth F. Khoury	2011	—	$7,350	—	N/A	$7,350
Ian J. McCarthy	2011	$141,667	$7,350	—	$5,779,365	$5,928,382

(a)	On June 12, 2011, Mr. McCarthy was terminated by the Company for other than Cause. In accordance with his Employment Agreement, Mr. McCarthy has or will receive termination benefits including $5.2 million of cash severance, $383,805 for his fiscal 2011 prorated bonus, $73,846 of accrued vacation pay and medical and other insurance-related benefits valued at $73,609.

Grants of Plan-Based Awards

The following table shows information about eligible or granted plan-based awards for fiscal year 2011 to our NEOs.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Allan P. Merrill	11/11/2010	87,749	—	$4.73	$415,053
	11/11/2010	—	87,749	$4.73	$185,150

Robert L. Salomon	11/11/2010	29,615	—	$4.73	$140,079
	11/11/2010	—	29,615	$4.73	$62,488

Kenneth F. Khoury	11/11/2010	58,499	—	$4.73	$276,700
	11/11/2010	—	58,499	$4.73	$123,433

Ian J. McCarthy	11/11/2010	256,000	—	$4.73	$1,210,880
	11/11/2010	—	256,000	$4.73	$540,160

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Grants of equity incentive plan awards for fiscal year 2011 and the full grant date fair value (determined in accordance with ASC 718) of such awards are disclosed in the “Grants of Plan-Based Awards Table” above. Whether, and to what extent, an NEO realizes value upon vesting/exercise will depend on a number of factors, including our performance and stock price. See footnote 3 to “Summary Compensation Table” above.

Historically, we have utilized four equity-based, long-term incentives: stock options, SSARs, time-based restricted stock and performance-based restricted stock pursuant to our 1999 and 2010 Equity Incentive Plans. For fiscal year 2011, only stock options and restricted stock were awarded. The fiscal year 2011 equity awards vest as follows:

•	Grants of stock options vest ratably over a three year period. Awards of stock options expire seven years after grant.

•	Grants of time-based restricted stock vest three years from the date of grant.

Outstanding Equity Awards at Fiscal Year End

The following table provides information with respect to the common stock that may be issued upon the exercise of options, SSARs and performance-based restricted stock by our NEOs under our 1999 and 2010 Equity Incentive Plans as of September 30, 2011.

Name (1)	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options/SSARs (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards
		Exercisable	Unexercisable							Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (2)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Allan P. Merrill	5/1/2007	176,470	88,236	(2)	$34.00	5/1/2014	—		—	—	—
	5/1/2007	—	—		—	—	52,941	(2)	$79,941	—	—
	5/1/2007	—	—		—	—	—		—	17,647	$26,647
	8/10/2009	133,342	66,672	(3)	$3.94	8/10/2016	—		—	—	—
	8/10/2009	—	—		—	—	133,344	(4)	$201,349	—	—
	5/11/2010	59,432	118,866	(3)	$5.69	5/11/2017	—		—	—	—
	5/11/2010	—	—		—	—	178,298	(4)	$269,230	—	—
	11/11/2010	—	87,749	(3)	$4.73	11/11/2017	—		—	—	—
	11/11/2010	—	—		—	—	87,749	(4)	$132,501	—	—

Robert L. Salomon	8/10/2009	16,000	8,000	(3)	$3.94	8/10/2016	—		—	—	—
	8/10/2009	—	—		—	—	16,000	(4)	$24,160	—	—
	5/11/2010	9,905	19,811	(3)	$5.69	5/11/2017	—		—	—	—
	5/11/2010	—	—		—	—	29,716	(4)	$44,871	—	—
	11/11/2010	—	29,615	(3)	$4.73	11/11/2017	—		—	—	—
	11/11/2010	—	—		—	—	29,615	(4)	$44,719	—	—

Kenneth F. Khoury	8/10/2009	66,671	33,336	(3)	$3.94	8/10/2016	—		—	—	—
	8/10/2009	—	—		—	—	66,672	(4)	$100,675	—	—
	5/11/2010	29,716	59,433	(3)	$5.69	5/11/2017	—		—	—	—
	5/11/2010	—	—		—	—	89,149	(4)	$134,615	—	—
	11/11/2010	—	58,499	(3)	$4.73	11/11/2017	—		—	—	—
	11/11/2010	—	—		—	—	58,499	(4)	$88,333	—	—

(1)	The table above excludes Mr. McCarthy, who had no outstanding stock options or restricted stock at September 30, 2011.

(2)	In May 2007, our Compensation Committee approved long-term stock incentive grants for Mr. Merrill, at the time he joined the Company. The vesting schedule for these grants are different from those described above under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” as follows:

•

Stock Options or SSARs: Beginning three years after the date of grant, the stock options or SSARs vest one-third each year for three years and will expire seven years after the date of grant. Upon termination of employment other than for cause or voluntary resignation, a portion of the stock options or SSARs will vest, depending on length of service since the grant date.

•

Time-Based Restricted Stock: Beginning five years after the date of grant, the restrictions on one-third of the time-based restricted stock will lapse each year for three years, subject to continued employment. Upon termination of employment other than for cause or voluntary resignation, a portion of the restricted stock will vest, depending on length of service since the grant date.

•	Performance-Based Restricted Stock: Beginning three years after the grant, performance-based restricted stock vests contingent upon the ranking of the compound annual growth rate of total return to stockholders of our common stock as compared to the CAGR of total stockholder return of the stock of a peer group of companies over a defined time period (the “performance period”). Total stockholder return is defined as ending stock price plus dividends paid, divided by beginning stock price. Beginning stock price is defined as the average of the closing stock prices for the 20 trading days ending on the last trading day prior to the first trading day of the applicable performance period. Ending stock price is defined as the average of the closing stock prices for the 20 trading days ending on the last trading day of the performance period.

The performance criteria and corresponding vesting percentages for performance-based restricted stock are as follows:

CAGR Peer Ranking	Vesting Percentage
Above 3rd Ranked Peer	150%
Equal to 3rd Ranked Peer	130%
Equal to or Above 4th Ranked Peer	115%
Equal to or Above 5th Ranked Peer	100%
Equal to or Above 6th Ranked Peer	75%
Equal to or Above 7th Ranked Peer	50%
Below 7th Ranked Peer	0%

One-third each of the aggregate number of performance-based restricted shares is eligible to vest depending on performance three, four and five years, respectively, after the beginning of the performance period. Upon termination of employment other than for cause or voluntary resignation, a portion of the performance-based restricted stock will vest, depending on length of service since the grant date. One-third of the aggregate number of performance-based restricted shares eligible to vest three years after the beginning of the performance period were forfeited in each May 2010 and 2011, due to failure to achieve any of the specified performance criteria.

(3)	Award vests ratably over a three year period.

(4)	Award vests three years following grant.

(5)	Reflects the value using the closing share price of our common stock of $1.51on the last trading day of fiscal year 2011 (September 30, 2011).

Option Exercises and Stock Vested

The following table provides information with respect to the number and value of shares acquired during fiscal year 2011 by our NEOs from the vesting of restricted stock.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Allan P. Merrill	—	—
Robert L. Salomon	—	—
Kenneth F. Khoury	—	—
Ian J. McCarthy	231,889(1)	$820,369

(1)	Vesting of 27,088 shares of restricted stock on November 15, 2010 and 26,254 shares of restricted stock on February 2, 2011 as well as vesting of 178,547 shares upon termination on June 12, 2011. The February 2, 2011 shares with a realized value of $142,822 were subsequently returned to the Company under an agreement entered into by Mr. McCarthy with the SEC.

Non-Qualified Deferred Compensation

As discussed above, we maintain the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer receipt of current compensation. The following table sets forth the non-qualified deferred compensation of each of our NEOs in fiscal year 2011.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($) (1)	Aggregate Earnings/ (Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Allan P. Merrill	—	$50,000	$(4,725)	$49,284	$206,236
Robert L. Salomon	$13,140	$3,942	$181	—	$24,450
Kenneth F. Khoury	—	—	—	—	—
Ian J. McCarthy	—	$141,667	$156,045	$2,600,000	$3,456,777

(1)	Represents discretionary lump sum contributions by us for Messrs. Merrill and McCarthy. These amounts are also reported under the “Summary Compensation Table — All Other Compensation.”

(2)	Represents amounts of earnings on the balance of the participants’ accounts that are attributable to the performance of independently managed funds available to and selected by each participant under the Deferred Plan and in which deferred amounts are deemed to be invested. None of the earnings in this column are included in the “Summary Compensation Table” above because they were not preferential or above-market.

(3)	Aggregate balances include unvested amounts of Company contributions and accrued fiscal year 2011 bonus deferrals.

Narrative Disclosure to Non-Qualified Deferred Compensation Table

As discussed above, in fiscal year 2011, discretionary deferred compensation payments, in lieu of matching contributions, totaled $50,000 and $141,667, for Messrs. Merrill and McCarthy, respectively. Under the Deferred Plan, participants select from a menu of investment options which track a variety of independently managed benchmark funds in which the funds are deemed to be invested. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants’ account. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ deemed investment option elections and on the market performance of the underlying funds. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code and are invested in Company-owned variable life insurance contracts. We own these contracts and are the sole beneficiary. Our obligations under the Deferred Plan are unsecured general obligations and rank equally with our other unsecured general creditors. Amounts deferred by participants and earnings and losses thereon are 100% vested.

Potential Payments Upon Termination or Change of Control

In 2011, we entered into new, four-year employment agreements with each of our current NEOs, Messrs. Merrill, Salomon and Khoury. Under the terms of these agreements, our NEOs are entitled to severance payments and other benefits in the event of termination of employment under certain circumstances. These benefits may include cash payments and the acceleration of vesting of outstanding equity-based incentives.

Employment Agreements

The employment agreements with Messrs. Merrill, Salomon and Khoury set forth the basic terms of employment for each executive, including base salary, bonus and benefits, including benefits to which each executive is entitled if employment is terminated for various reasons. Each of these agreements is for a four-year term and does not automatically renew.

If the employment of Messrs. Merrill, Salomon or Khoury is terminated by us other than for “cause,” as defined below, or terminated by the executive for “good reason,” generally defined as the assignment of the executive to any duties materially inconsistent with his position as contemplated under the employment agreement or to any office or location other than as provided in the employment agreement or certain other failures or breaches by us with respect to certain provisions under the employment agreement, we will pay to the executive in a lump sum in cash the following amounts: (1) the executive’s annual base salary through the date of termination to the extent not already paid, (2) any accrued but unpaid vacation pay, and (3) any unpaid reimbursable business expenses. The sum of these amounts is referred to as “Accrued Obligations.”

In addition, Messrs. Merrill, Salomon and Khoury will be entitled to receive an amount equal to the $2,000,000, $1,000,000 and $1,000,000, respectively, referred to herein as “Severance.” These amounts will be paid in twelve monthly installments beginning with the first regular pay date that is no less than 60 days after termination. The Severance payments are subject to compliance by the executive with the non-compete, non-solicitation and confidentiality provisions in the applicable employment agreement.

The employment agreements of Messrs. Merrill, Salomon and Khoury also provide for increased severance payments following a change of control if the NEO’s employment is terminated without cause or if he leaves with “good reason” within two years of a change in control. In the case of a change in control, the executive’s Severance payments are increased to $3,000,000 for Mr. Merrill and $1,500,000 for Messrs. Salomon and Khoury. These payments would be payable in a lump sum, on the first pay date after 60 days from the change of control.

If either of Messrs. Merrill, Salomon or Khoury voluntarily terminates his employment, is terminated for “cause”, or his employment is terminated as a result of the executive’s death or disability, he will be entitled to receive only an amount equal to the executive’s Accrued Obligations (as defined above). For the purposes of the employment agreements with Messrs. Merrill, Salomon and Khoury, “cause” is generally defined as (1) any breach by the NEO of the employment agreement or any other agreement between the NEO and the Company; (2) any willful illegal act or gross misconduct on the part of the NEO that causes material injury to the Company; (3) the NEO being convicted of (or entering a plea of guilty or nolo contendere to) a felony or a misdemeanor involving fraud; (4) the failure or refusal to follow directives of the Board of Directors which are consistent with the NEO’s duties and responsibilities; (5) the intentional failure to perform his duties and responsibilities or a breach of his fiduciary duties to the Company; (6) any dishonesty, fraud or embezzlement on the part of the NEO that results in substantial gain to the NEO; and (7) determination by a court or regulatory authority that the NEO be removed or disqualified from serving as an officer of the Company.

The timing of payment by us of any deferred compensation shall remain subject to the terms and conditions of the Deferred Plan and any payment election previously made by the executive; provided however, that if at the time of termination, the executive is a “specified employee” within the meaning of Section 409A of the Code, as amended, then payments shall not be made before the date which is six months after the date of separation from service with the Company.

Disposition of Outstanding Equity Awards at Termination

Under our equity incentive plans, executives who resign from the Company, or are terminated for cause, before equity-based grants are vested, forfeit such grants, except as described below with respect to grants of RSUs.

Equity grants made prior to fiscal year 2012, provide for accelerated vesting of all outstanding equity-based grants in the event of a change of control. In the event that an executive’s employment is terminated by us other than for cause or due to death or disability, vested grants of most stock options and SSARs are exercisable for a period of three to twelve months following termination, depending on the reason for termination, and (except as noted in the next sentence) unvested grants are forfeited. SSARs granted to Mr. Merrill and grants of restricted stock or performance-based restricted stock are subject to pro-rata vesting based on the number of whole months worked since the date of grant up to the date of termination (except in the case of termination for cause or voluntary resignation).

The definitions of change of control under our 1999 and 2010 Equity Incentive Plans are substantially similar except that the 1999 Equity Incentive Plan contains a trigger based on the acquisition of 20%, rather than 25% as in the 2010 Equity Incentive Plan, of our common stock or other voting securities.

Potential Post-Employment Compensation Table

The following table summarizes the payments and benefits that each executive would be entitled to receive in the event of termination of employment under certain circumstances as of the last day of our fiscal year, September 30, 2011, and is based on each executive’s compensation and a closing stock price of $1.51 as of that date.

			Type of Termination
	Payment or Benefit Type	Change of Control (1)	Termination Following Change of Control (2)	Death or Disability	Voluntarily By Executive	Voluntarily by Executive for Good Reason	By the Company for Cause	By the Company Other than for Cause
Allan P. Merrill	Severance	—	$3,000,000	—	—	$2,000,000	—	$2,000,000
	Accrued Obligations (3)	—	$86,538	$86,538	$86,538	$86,538	$86,538	$86,538
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	$683,021	$683,021	$346,729	—	—	—	$346,729
	Performance Restricted Stock Vesting	$30,178	$30,178	$30,178	—	—	—	$30,178
	Total	$713,200	$3,799,738	$463,445	$86,538	$2,086,538	$86,538	$2,463,445

Robert L. Salomon	Severance	—	$1,500,000	—	—	$1,000,000	—	$1,000,000
	Accrued Obligations (3)	—	$34,616	$34,616	$34,616	$34,616	$34,616	$34,616
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	$113,750	$113,750	$49,142	—	—	—	$49,142
	Performance Restricted Stock Vesting	—	—	—	—	—	—	—
	Total	$113,750	$1,648,366	$83,758	$34,616	$1,034,616	$34,616	$1,083,758

Kenneth F. Khoury	Severance	—	$1,500,000	—	—	$1,000,000	—	$1,000,000
	Accrued Obligations (3)	—	$43,270	$43,270	$43,270	$43,270	$43,270	$43,270
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	$323,623	$323,623	$154,279	—	—	—	$154,279
	Performance Restricted Stock Vesting	—	—	—	—	—	—	—
	Total	$323,623	$1,866,893	$197,549	$43,270	$1,043,270	$43,270	$1,197,549

Ian J. McCarthy (4)	Severance	N/A	N/A	N/A	N/A	N/A	N/A	$5,248,105
	Accrued Obligations (4)	N/A	N/A	N/A	N/A	N/A	N/A	$457,651
	Continuation of Benefits	N/A	N/A	N/A	N/A	N/A	N/A	$73,609
	Stock Option/SSAR Vesting	N/A	N/A	N/A	N/A	N/A	N/A	—
	Restricted Stock Vesting	N/A	N/A	N/A	N/A	N/A	N/A	$562,423
	Performance Restricted Stock Vesting	N/A	N/A	N/A	N/A	N/A	N/A	—
	Total	N/A	N/A	N/A	N/A	N/A	N/A	$6,341,788

(1)	Represents the value of awards with vesting accelerated as a result of the change of control under both the 1999 Equity Incentive Plan and the 2010 Equity Incentive Plan and assumes that no termination occurs in connection with the change of control.

(2)	Amounts set forth in this column are payable following a change of control only upon a termination by us other than for cause or a termination by the executive for good reason.

(3)	At September 30, 2011, Accrued Obligations would have equaled accrued vacation.

(4)	On June 12, 2011, Mr. McCarthy was terminated by the Company other than for Cause. For this reason, the only payments reflected for Mr. McCarthy in this table are those made in connection with his termination of employment. The value of awards vested upon termination was based on the stock price of $3.15 as of June 12, 2011. Accrued Obligations includes $383,805 for his fiscal year 2011 prorated bonus and $73,846 of accrued vacation pay.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

In deciding how to vote on this proposal, our Board of Directors and the Compensation Committee urge you to specifically consider the major changes related to our executive compensation practices that were recently instituted in response to last year’s Say on Pay vote (defined below), which are more fully described in the Compensation Discussion and Analysis beginning on page 18.

Background

At our 2011 Annual Meeting of Stockholders, as required by the Dodd-Frank Act, the Company submitted non-binding advisory votes to our stockholders to approve our executive compensation (“Say on Pay vote”) and to determine the frequency of the Company’s future Say on Pay votes (“Say when on Pay vote”). Our Board of Directors determined that it would submit a Say on Pay vote to our stockholders annually. This year’s Say on Pay vote is intended to address our executive compensation as disclosed in the Compensation Discussion and Analysis (“CD&A”) beginning on page 18 and the Executive Compensation section beginning on page 39.

Our Compensation Philosophy and Practices

The Company’s core compensation philosophy is to utilize a mixture of base salary and annual and longer-term incentives to align executive compensation with our annual and long-term performance. This includes establishing performance targets based on our strategic and operating plans and providing a significant portion of total compensation based on appreciation of our stock price.

Our Board of Directors and the Compensation Committee are dedicated to ensuring that our executive compensation programs reflect best practices in numerous ways, including by making a substantial portion of compensation performance-based to maximize both short- and long-term stockholder value. The Board of Directors believes the Company’s compensation programs are well tailored to recruit and retain key executives while recognizing and sharing the sacrifices our stockholders have made.

For the above noted reasons, our Board of Directors urges you to approve the following resolution:

“RESOLVED, that stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Effect of Say on Pay Vote

The Say on Pay vote is non-binding on our Board of Directors and the Compensation Committee. However, because our Board of Directors values the opinions of our stockholders as expressed through their votes and other communications with the Company, as was the case in the wake of the 2011 Say on Pay vote, our Board of Directors and the Compensation Committee will carefully review the 2012 Say on Pay voting results and seek to determine the causes of any significant negative voting results in an effort to better understand stockholder issues and concerns with our executive compensation. Stockholders who want to communicate with our Board of Directors or management should refer to “Communications with Board Members” on page 7 of this Proxy Statement for additional information.

Recommendation

The Board of Directors recommends that you vote in favor of the Company’s executive compensation as described in the CD&A and Executive Compensation Sections of this Proxy Statement by voting FOR this proposal.

SECURITY OWNERSHIP

Principal Stockholders

The following table sets forth information as of December 12, 2011 with respect to the beneficial ownership of our common stock by all persons known by us to beneficially own more than 5% of our common stock. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Anchorage Capital Group, L.L.C.	4,333,111(2)	5.6%
610 Broadway, 6th Floor
New York, New York 10012

BlackRock, Inc.	5,468,088(3)	7.2%
40 East 52nd Street
New York, New York 10022

Deutsche Bank AG	4,222,819(4)	5.5%
Theodor-Heuss-Allee 70
60468 Frankfurt am Main
Federal Republic of Germany

Dimensional Fund Advisors LP	4,837,904(5)	6.3%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

FMR LLC	6,431,597(6)	8.4%
82 Devonshire Street
Boston, Massachusetts 02109

GSO Capital Partners LP	3,979,670(7)	5.2%
280 Park Avenue, 11th Floor
New York, New York 10017

Highbridge International LLC	3,982,818(8)	5.0%
The Cayman Corporate Centre, 4th Floor
27 Hospital Road
Grand Cayman, Cayman Islands, British West Indies

Paulson & Co. Inc.	5,800,000(9)	7.6%
1251 Avenue of the Americas
New York, New York 10020

(1)

Based upon 76,407,279 shares of outstanding common stock as of December 12, 2011, adjusted as necessary to reflect shares issuable upon the conversion of our 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (“Mandatory Convertible Notes”) and our 7.25% Tangible Equity Units due 2013 (“TEUs”). Shares of common stock subject to Mandatory Convertible Notes or TEUs, which are currently convertible are deemed outstanding for computing the percentage ownership of the person holding such Mandatory Convertible Notes or TEUs, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)

Based on Schedule 13G filed by Anchorage Capital Group, L.L.C. on February 14, 2011. Includes (i) 3,653,761 shares of common stock held by Anchorage Capital Master Offshore, Ltd., consisting partly of 387,261 shares obtainable upon conversion of 90,000 TEUs (based on a maximum conversion rate of 4.3029 shares per TEU); (ii) 271,740 shares of common stock held by GRF Master Fund, L.P., consisting wholly of shares obtainable upon conversion of 50,000 Mandatory Convertible Notes (based on a conversion rate of 5.4348 shares per Mandatory Convertible Note); and (iii) 407,610 shares held by Anchorage Illiquid Opportunities Offshore Master, L.P., consisting wholly of shares obtainable upon conversion of 75,000 Mandatory Convertible Notes (based on a conversion rate of 5.4348 share per Mandatory Convertible Note).

(3)	Based on Schedule 13G/A filed by BlackRock, Inc. on February 2, 2011.

(4)	Based on Schedule 13G filed by Deutsche Bank AG on February 11, 2011. Deutsche Bank AG, London Branch has sole voting and dispositive power with respect to 3,902,209 shares and Deutsche Bank Securities Inc. has sole voting and dispositive power with respect to 320,610 shares.

(5)	Based on Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) on February 11, 2011. Dimensional disclaims beneficial ownership of the shares. The shares are beneficially owned by four investment companies registered under the Investment Company Act of 1940 as well as certain trusts and separate accounts that Dimensional provides investment advice to or serves as investment manager.

(6)	Based on Schedule13G/A filed by FMR LLC dated October 11, 2011.

(7)	Based on Schedule13G filed by GSO Capital Partners LP on February 14, 2011. Includes (i) 2,469,486 shares of common stock and 2,929 options to purchase common stock held by GSO Special Situations Fund LP and (ii) 1,505,184 shares of common stock and 2,071 options to purchase common stock held by GSO Special Situations Overseas Master Fund Ltd.

(8)	Based on a Schedule 13G jointly filed by Highbridge International LLC, Highbridge Capital Management, LLC and Glenn Dubin on September 26, 2011. Includes the following beneficial ownership of Highbridge International LLC: (i) 642,000 shares of common stock; (ii) $400,299 aggregate principal amount of Mandatory Convertible Notes convertible into 1,783,211 shares of common stock; (iii) TEUs convertible into 1,507,607 shares of common stock; and (iv) call rights to purchase 50,000 shares of common stock (collectively, the “Shares”). Each of Highbridge Capital Management, LLC and Glenn Dubin may be deemed the beneficial owner of the Shares.

(9)	Based on Schedule 13G filed by Paulson & Co. Inc. (“Paulson”) on February 15, 2011. Paulson disclaims beneficial ownership with respect to the 5,800,000 shares which are beneficially owned by Paulson’s onshore and offshore investment funds and separate managed accounts.

Executive Officer and Director Beneficial Ownership

The following table sets forth information as of December 12, 2011 with respect to the beneficial ownership of our common stock by each director, each of our NEOs, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)(3)(4)(5)(6)	Percent of Outstanding (7)
Laurent Alpert	81,900	*
Brian C. Beazer	199,381	*
Kenneth F. Khoury	432,166	*
Peter G. Leemputte	60,767	*
Allan P. Merrill	1,172,030	1.5%
Norma A. Provencio	48,066	*
Robert L. Salomon	220,615	*
Larry T. Solari	69,339	*
Stephen P. Zelnak, Jr.	102,364	*
Directors and Executive Officers as a Group (9 persons)	2,386,627	3.1%

*	Less than 1%

(1)	Beneficial ownership includes restricted stock as follows: Mr. Alpert — 31,400, Mr. Beazer — 79,428, Mr. Khoury — 214,320, Mr. Leemputte — 31,400, Mr. Merrill — 452,332, Ms. Provencio — 30,400, Mr. Salomon — 75,431, Mr. Solari — 31,400 and Mr. Zelnak — 31,400.

(2)	Beneficial ownership for Messrs. Khoury, Merrill and Salomon include 101,960, 308,967 and 101,960 shares of performance-based restricted stock, respectively. Such shares of restricted stock will vest contingent upon the achievement of performance criteria based on the Company’s total stockholder return as compared to the TSR of the 2012 Peer Group. For a more detailed description of this performance-based restricted stock see above under “Compensation Discussion and Analysis — Elements of Fiscal Year 2012 Executive Compensation — Long-Term Incentive Compensation”.

(3)	Beneficial ownership includes shares underlying stock options/SSARs and RSUs, respectively, which were fully vested and exercisable at, or will vest within 60 days of, December 12, 2011 as follows: Mr. Alpert — 25,500, Mr. Beazer — 26,054, Mr. Khoury — 115,886, Mr. Leemputte — 7,500, Mr. Merrill — 398,493, Ms. Provencio — 4,666, Mr. Salomon — 35,776, Mr. Solari — 13,500 and Mr. Zelnak — 40,076.

(4)	Mr. Merrill’s beneficial ownership includes (i) $25,000 aggregate principal amount of Mandatory Convertible Notes convertible into 5,345 shares of common stock (based on a maximum conversion ratio of 5.4348 shares per $25 principal amount of Mandatory Convertible Notes) and (ii) 1,000 TEUs convertible into 4,303 shares of common stock (based on a maximum conversion ratio of 4.3029 shares per TEU).

(5)	Mr. Salomon’s beneficial ownership includes (i) $11,675 aggregate principal amount of Mandatory Convertible Notes convertible into 2,538 shares of common stock (based on a maximum conversion ratio of 5.4348 shares per $25 principal amount of Mandatory Convertible Notes) and (ii) 560 TEUs convertible into 2,410 shares of common stock (based on a maximum conversion ratio of 4.3029 shares per TEU).

(6)	Mr. Provencio’s beneficial ownership includes 13,000 shares of our common stock held through Provencio Advisory Services Inc.’s 401(k) plan.

(7)	Based upon 76,407,279 shares of outstanding common stock as of December 12, 2011, adjusted as necessary to reflect the shares issuable to such person upon (i) the vesting or exercise of his or her stock options/SSARs and RSUs listed in footnote 3 above (and assuming no other stock options/SSARs are exercised) and (ii) the conversion of his Mandatory Convertible Notes or TEUs listed in footnotes 4 and 5 above. Shares of common stock (i) subject to stock options/SSARs and RSUs that are currently exercisable or vested, or will become exercisable or vested within 60 days of December 12, 2011, and (ii) subject to conversion of the Mandatory Convertible Notes and TEUs, are deemed outstanding for computing the percentage ownership of the person holding such stock options/SSARs, RSUs, Mandatory Convertible Notes and TEUs, but are not deemed outstanding for computing the percentage ownership of any other persons.

TRANSACTIONS WITH RELATED PERSONS

2011 Transactions with Related Persons

There were no reportable transactions with related persons during fiscal year 2011.

Review, Approval or Ratification of Transactions with Related Persons

Our charter for the Nominating/Corporate Governance Committee of our Board of Directors provides that our Nominating/Corporate Governance Committee will conduct an appropriate review of all proposed related party transactions to identify potential conflict of interest situations and will submit the related party transactions to our Board of Directors for its approval and implementation of appropriate action to protect us from potential conflicts of interest. Our Nominating/Corporate Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Also, as described below, a portion of the review authority, in the case of transactions with employees, is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, directs each individual to avoid any actual or apparent conflict of interest. Under our Code of Business Conduct and Ethics, each director is required to notify the Chair of our Nominating/Corporate Governance Committee, in writing, as soon as such director or any related person (as defined below) becomes involved with, or affiliated with, any activity, business or other entity which is in competition us, is in involved in any adversarial litigation matter with the Company or other proceeding adverse to us (except where disclosure is prohibited by law) or has a business, charitable or other relationship with us. In addition, our Code of Business Conduct and Ethics requires each employee, including all executive officers, to promptly notify his or her immediate supervisor, in writing, before the employee or any related person becomes actively involved with, or affiliated with, any activity, business or other entity which is in competition with us, or which has a business, charitable or other relationship with us. If any employee, including any executive officer, of the Company becomes an officer, director, principal or employee of another for-profit business entity (as defined below) or otherwise has a business affiliation (as defined below) with any other for-profit business entity, the employee must disclose the affiliation to a division president of the Company or our Compliance Officer. In determining whether a conflict exists, the supervisor shall seek further guidance as is appropriate (which may include discussions with more senior officers or our Nominating/Corporate Governance Committee).

Each director, officer and employee is required to provide an annual acknowledgment that he or she has received and reviewed our Code of Business Conduct and Ethics and disclose any related persons transactions.

For purposes of the disclosure set forth above, a “related person” includes a person having any of the following relationships with an employee or director of the Company: a spouse or significant other, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers and sisters-in-law, in each case whether by blood, marriage or adoption or anyone (other than tenants and domestic employees) who share(s) an employee’s or director’s home. Further, a “for-profit business entity” includes any business operated with the purpose of generating a profit, regardless of whether a profit has in fact been generated, and “business affiliation” includes any full or part-time job, side job, side business, self-employment, consulting arrangement or any other for-profit business or similar arrangement with which an employee is affiliated or directly involved.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals to be Included in Our 2013 Proxy Statement

Any proposal by a stockholder to be included in our Proxy Statement for our 2013 annual meeting of stockholders must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, not later than August 24, 2012. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

Stockholder Proposals Regarding Nominations or Other Business at the 2013 Annual Meeting

Any proposal by a stockholder for nominations or other business at our 2013 annual meeting of stockholders (outside of the processes for proposals to be included in our Proxy Statement for our 2013 annual meeting of stockholders described above) must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, no earlier than July 25, 2012 and no later than August 24, 2012. Any such notice must also meet the other requirements of our by-laws relating to stockholder proposals.

By Order of the Board of Directors,

Brian C. Beazer

Non-Executive Chairman of the Board of Directors

Dated: December 22, 2011

BEAZER HOMES USA, INC. 1000 ABERNATHY ROAD SUITE 260 ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19536-	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BEAZER HOMES USA, INC.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3.
1.	Election of Directors
	Nominees:	For	Against	Abstain			For	Against	Abstain
	1a. Laurent Alpert	☐	☐	☐	2.

Ratification of the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors to serve as Beazer Homes USA, Inc.’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

							☐	☐	☐
	1b. Brian C. Beazer	☐	☐	☐
	1c. Peter G. Leemputte	☐	☐	☐
	1d. Allan P. Merrill	☐	☐	☐
	1e. Norma A. Provencio	☐	☐	☐
	1f. Larry T. Solari	☐	☐	☐
	1g. Stephen P. Zelnak, Jr.	☐	☐	☐	3.	Approval of an advisory proposal regarding the compensation paid to the Company’s named executive officers (the “Say on Pay” proposal).	☐	☐	☐

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting and any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

ANNUAL MEETING OF STOCKHOLDERS OF

BEAZER HOMES USA, INC.

February 7, 2012

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided.

M19537-P89448

P	BEAZER HOMES USA, INC.
R	1000 Abernathy Road
O	Suite 260
X	Atlanta, Georgia 30328
Y	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 22, 2011, hereby appoints Allan P. Merrill and Kenneth F. Khoury (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Beazer Homes USA, Inc. to be held at 8:30 a.m. on Tuesday, February 7, 2012 at Beazer Homes USA, Inc.’s offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328 and at any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)